Exhibit 10.2

CONFIDENTIAL

EXCLUSIVE LICENSE AGREEMENT

This EXCLUSIVE LICENSE AGREEMENT (“Agreement”) is entered into as of April 1, 2017 (the “Effective Date”), between NATIVIS, INC., a company incorporated under the laws of the State of Washington, U.S. (“Nativis”), and having a principal place of business at 425 Pontius Avenue North, Suite 200, Seattle, WA 98109, U.S., and TEIJIN LIMITED, a company organized under the laws of Japan, and having a principal place of business at 6-7, Minami-Hommachi 1- chome, Chuo-ku, Osaka 541-8587, Japan (“Teijin”). Nativis and Teijin may be referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

Whereas, Nativis is a development company focusing on the research and development of innovative treatments for diseases, including brain and other cancers, and owns or controls certain patents, know-how, and other intellectual property relating to its proprietary medical treatment product currently identified as the Nativis Voyager® ulRFE™ system; and

Whereas, Teijin desires to obtain from Nativis certain exclusive rights and licenses to develop, use, import, and commercialize Nativis’ proprietary medical treatment product for use in the treatment of glioblastoma multiforme in Japan, and Nativis is willing to grant to Teijin such rights and licenses, all on the terms and conditions set forth in this Agreement.

Now, Therefore, in consideration of the foregoing premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Nativis and Teijin hereby agree as follows:

ARTICLE 1 DEFINITIONS

As used in this Agreement, the following terms have the meanings set out in this Article 1 unless the context clearly and unambiguously dictates otherwise.

1.1 “Adjustable Milestone Amount” has the meaning set forth in Section 7.2.

1.2 “Affiliate” of a Party means any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Party, as the case may be, but for only so long as such control exists. As used in this Section 1.2, “control” means (a) direct or indirect beneficial ownership of at least 50% (or such lesser percentage which is the maximum allowed to be owned by a foreign Person in a particular jurisdiction) of the voting share capital or other equity interest in such Person, or (b) the power to direct the management of such Person by contract or otherwise.

1.3 “Applicable Laws” means the applicable provisions of any and all national, supranational, regional, state, and local laws, treaties, statutes, rules, regulations, administrative codes, guidance, ordinances, judgments, decrees, directives, injunctions, orders, permits (including Regulatory Approvals) of or from any court, arbitrator, Regulatory Authority, or governmental agency or authority having jurisdiction over or related to the subject item.

CONFIDENTIAL

1.4 “Auditor” has the meaning set forth in Section 8.5.

1.5 “Bankruptcy Laws” has the meaning set forth in Section 13.2(d).

1.6 “Budget” means the budget included within the applicable Development Plan for conducting the clinical or non-clinical studies, regulatory activities (including making Regulatory Filings), and other activities under such Development Plan.

1.7 “Business Day” means a day that is not a Saturday, Sunday, or a day on which banking institutions in Tokyo, Japan, or Seattle, Washington, are required by law to remain closed.

1.8 “Calendar Quarter” means a period of three consecutive months during a Calendar Year beginning on and including January 1st, April 1st, July 1st or October 1st; provided, however that (a) the first Calendar Quarter of the Term will extend from the Effective Date to the last day of the Calendar Quarter in which the Effective Date falls; and (b) the last Calendar Quarter of the Term will end upon the expiration or termination of this Agreement.

1.9 “Calendar Year” means a period of twelve consecutive months beginning on and including January 1st and ending on December 31st; provided however, that (a) the first Calendar Year of the Term will extend from the Effective Date to the last day of the Calendar Year in which the Effective Date falls; and (b) the last Calendar Year of the Term will end upon the expiration or termination of this Agreement.

1.10 “Claim” has the meaning set forth in Section 12.1.

1.11 “Clinical Supply Agreement” has the meaning set forth in Section 6.1.

1.12 “Cognates” means digitized data which simulates the electromagnetic or magnetic field signal or ultralow radio frequency energy (“ulRFE”) of particular chemicals, biochemical or biological agents or molecules which is used to provide therapeutic treatment of the Indication, and any improvements or updates of the digitized data for the Indication that are developed using the Licensed Product during the term of this Agreement.

1.13 “Coil” means a flexible coil unit that is placed externally over the prescribed target area (e.g., around the head or over another body part) and which transmits the magnetic field encoded by Cognates into the target area for the treatment of the Indication developed and used in the Licensed Product during the term of this Agreement.

1.14 “Commercially Reasonable Efforts” means, with respect to a Party in the performance of its obligations hereunder in relation to Licensed Products, the application by or on behalf of such Party of a level of efforts that a similarly-situated pharmaceutical, biotechnology, or medical device company, as the case may be, would apply to such activities in relation to a similar medical treatment product owned by it or to which it has exclusive rights, which product is at a similar stage in its development or product life and is of similar market potential and strategic value (in each case as compared to the Licensed Product) taking into account efficacy, safety, expected labeling, the competitiveness of alternative products in the marketplace sold by Third Parties, the patent and other proprietary position of the product, the likelihood of regulatory approval given the regulatory structure involved, the expected and actual profitability of the product including the royalties payable to licensors, and other relevant factors, based on then- current conditions.

2

CONFIDENTIAL

1.15 “Commercial Supply Agreement” has the meaning set forth in Section 6.1.

1.16 “Commercialization” means any and all activities undertaken before and after obtaining Regulatory Approval relating specifically to the pre-launch, launch, promotion, marketing, sale, lease, rental, and distribution (including importing, exporting, transporting, customs clearance, warehousing, invoicing, handling, and delivering the Licensed Product to customers) of the Licensed Product, including: (a) strategic marketing, sale, lease, rentals force detailing, advertising, medical education and liaison, and market and product support within the Field; (b) any post-approval clinical trials, and (c) all customer support, invoicing, and sale, lease, rentals activities within the Field. “Commercialize” means to engage in Commercialization activities.

1.17 “Confidential Information” means all information of a confidential or proprietary nature disclosed by a Party to the other Party under this Agreement, including any such information related to any scientific, clinical, engineering, manufacturing, marketing, financial, or personnel matters relating to a Party, or related to a Party’s present or future products, sale, lease, rentals, suppliers, customers, employees, investors, business plans, Know-How, regulatory filings, data, compounds, research projects, work in progress, future developments or business, in all such cases whether disclosed in oral, written, graphic, or electronic form, and whether or not specifically marked as confidential or proprietary, where under the circumstances in which such disclosure was made or given the nature of information disclosed, a reasonable person would consider such information confidential; provided, however, that in any event, Confidential Information excludes any information that (a) is known by the recipient at the time of disclosure, and not through a prior disclosure by or on behalf of the disclosing Party, as documented by written records; (b) is or becomes properly in the public domain through no fault of the receiving Party; (c) is subsequently rightfully disclosed to the receiving Party by a Third Party who is not directly or indirectly under an obligation of confidentiality to the disclosing Party, as documented by written records in existence prior to the disclosure of such information to the receiving Party; or (d) is developed by the receiving Party independently of, and without reference to or use of, the information received from the disclosing Party. Without limiting the foregoing, Confidential Information will include:

(y) the terms and conditions of this Agreement; and (z) Confidential Information disclosed by either Party pursuant to the Confidentiality Agreement.

1.18 “Confidentiality Agreement” means that certain Non-Disclosure Agreement between the Parties dated January 20, 2016.

1.19 “Control” means with respect to any Know-How, Patent, or other intellectual property right, possession of the right, whether directly or indirectly, and whether by ownership, license, or otherwise, to grant a license, sublicense, or other right to or under such Know-How, Patent, or other intellectual property right as provided for herein without violating the terms of any agreement or other arrangements with any Third Party at the time when such license, sublicense, or other right is granted hereunder. “Controlled” has a correlative meaning.

3

CONFIDENTIAL

1.20 “Controller” means the controller-amplifier device that is used to deliver the Cognates consisting of a processor, data file storage, a digital to analog converter, a current/voltage output stage and a battery unit that is developed and used in the Licensed Product during the term of this Agreement.

1.21 “Data” means any and all scientific, technical (including ultra-low radio frequency energy (ulRFE)), test, marketing, or sale, lease, rentals data pertaining to any Licensed Product that is generated by or on behalf of Nativis or its Affiliates, or Teijin, its Affiliates, and Sublicensees, including research data, radio frequency data, pre-clinical data, clinical data, clinical study reports, or submissions made in association with an IDE or an MAA with respect to any Licensed Product.

1.22 “Development” means all development activities for the Licensed Product that are directed to obtaining Regulatory Approval(s) of the Licensed Product, including all non-clinical, preclinical, and clinical testing and studies of the Licensed Product; statistical analyses; assay development; protocol design and development; the preparation, filing, and prosecution of any MAA for the Licensed Product; development activities conducted after receipt of Regulatory Approval; and all regulatory affairs related to any of the foregoing. “Develop” and “Developing” have correlative meanings.

1.23 “Development Plan” has the meaning set forth in Section 4.2

1.24 “Disclosing Party” has the meaning set forth in Section 10.1.

1.25 “Distributor” means a Third Party or an Affiliate of Teijin to whom Teijin or an Affiliate of Teijin has granted the right to market, promote, advertise, retail, sell, lease, rent, and distribute (but not Develop) the Licensed Product in the Field in the Territory.

1.26 “FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.

1.27 “Field” means the treatment or palliation of the Indication.

1.28 “First Commercial Sale” means, with respect to the Territory, the first commercial lease, rental or sale, under this Agreement by Teijin, its Affiliates, or its Sublicensees of any Licensed Product to an end user or prescriber for use or resale, lease, rental in the Territory after obtaining Regulatory Approval for such Licensed Product. For the avoidance of doubt, leases, rentals or sales, of Licensed Products to an Affiliate or sublicensee of Teijin will not constitute a First Commercial Sale unless such Affiliate or sublicensee is an end user of the Licensed Product.

4

CONFIDENTIAL

1.29 “Gross Sales” means the gross amounts invoiced by or on behalf of Teijin, its Affiliates, and/or Sublicensees for sales, leases, and/or rentals of Licensed Product to Third Parties (other than Sublicensees), excluding taxes and other charges separately invoiced to the customer apart from the selling price of the Licensed Products. For clarity, the computation of Gross Sales will exclude any deductions actually incurred, allowed, paid, or accrued, or otherwise specifically identified as related to the Licensed Product by Teijin, its Affiliates, and/or Sublicensees. Sales, leases, or rentals of Licensed Product between Teijin and its Affiliates or Sublicensees for resale, lease, and/or rental will be excluded from the computation of Gross Sales, but the subsequent resale, lease, rental of such Licensed Product by an Affiliate or Sublicensee, as applicable, to a Third Party will be included within the computation of Gross Sales. Notwithstanding anything to the contrary herein, sale, lease, rental, disposal, or use of the Licensed Product for marketing, regulatory, development, or charitable purposes, such as clinical trials, preclinical trials, compassionate use, named patient use, or indigent patient programs, without consideration, will not be deemed to be a sale, lease, rental hereunder.

1.30 “GMP” means the then-current good manufacturing practices required by the FDA or an applicable governmental agency in the Territory, as set forth in the U.S. Federal Food, Drug and Cosmetic Act, as amended, and the regulations promulgated thereunder, for the Manufacture of medical treatment products, and comparable laws or regulations applicable to the Manufacture of medical treatment products in the Territory, as they may be updated from time to time.

1.31 “IDE” means an Investigational Device Exemption.

1.32 “Indication” means glioblastoma multiforme in humans.

1.33 “Inventions” means any and all inventions, discoveries, and developments, whether or not patentable, discovered, made, conceived, or reduced to practice in the course of activities contemplated by this Agreement.

1.34 “Japan Reimbursement Rate” has the meaning set forth in Section 4.9.

1.35 “Joint Inventions” means any and all Inventions discovered, conceived or reduced to practice jointly by or on behalf Teijin or its Affiliates, on the one hand, and by or on behalf of Nativis or its Affiliates, on the other hand.

1.36 “Joint Know-How” means all Know-How included in Joint Inventions, other than any Joint Patent.

1.37 “Joint Patents” means all Patents claiming any Joint Invention.

1.38 “JSC” has the meaning set forth in Section 3.1(a).

1.39 “Know-How” means all tangible and intangible scientific, technical, clinical, regulatory, trade, marketing, commercial, financial, or business information and materials, including compounds, solid state forms, compositions of matter, formulations, devices, techniques, processes, methods, trade secrets, formulae, procedures, tests, data, results, analyses, documentation, reports, information (including pharmacological, toxicological, non-clinical (including chemistry, manufacturing and control)), and clinical test design, methods, protocols, data, results, analyses, and conclusions, quality assurance and quality control information, regulatory documentation, information and submissions pertaining to, or made in association with, filings with any Regulatory Authority, knowledge, know-how, skill, and experience.

5

CONFIDENTIAL

1.40 “Knowledge” of a Party means the actual or constructive knowledge of the senior executives of such Party, including the chief executive officer, and any vice president, the general counsel, or the chief medical officer of a Party, or any personnel holding positions equivalent to such job titles (but only to the extent such positions exist at such Party).

1.41 “Licensed Product” means that certain medical treatment product referred to as Nativis Voyager ulRFE system (which, for clarity, includes any improvements or successors to such Licensed Product for which Nativis seeks Regulatory Approval in the United States for the Indication): (a) which is composed of the Controller, connective data cables, and the Coil, (b) which is capable of delivering Cognates and (c) the use, sale, lease, rental, importation or manufacture of which would, but for the license granted to Teijin hereunder, infringe a Valid Claim of the Nativis Patents or use Nativis Know-How in the Territory.

1.42 “Losses” has the meaning set forth in Section 12.1.

1.43 “MAA” means a Marketing Authorization Application or equivalent application, and all amendments and supplements thereto, filed with the applicable Regulatory Authority.

1.44 “MAA Approval” means approval of an MAA by the applicable Regulatory Authority for marketing and sale, lease, rental of the Licensed Product.

1.45 “Manufacture” means all operations and processes involved in the manufacturing, quality control testing (including in-process, release and testing), assembling, testing, releasing, labeling, packaging, shipping, inspection, handling, and storage of the Licensed Product or any component thereof. “Manufacture” and “Manufacturing” have correlative meanings.

1.46 “Manufacturing Cost” means the fully burdened Manufacturing cost of Licensed Product expressed on a per unit basis, which will be the sum of: (i) the Direct Manufacturing Costs and (ii) the Indirect Manufacturing Costs. For the purposes of this definition:

(a) “Direct Manufacturing Costs” means the direct costs incurred in connection with the Manufacture of the Licensed Product, including (i) those material expenses captured in invoices and the like which are specifically attributable to the Manufacture of the Licensed Product, including costs of raw materials, manufacturing supplies, packaging, labels, and other materials used in production, (ii) labor expenses captured in time sheets and the like, including salaries and fringe benefits (but not overhead) for personnel directly involved in Manufacturing the Licensed Product or any component thereof or purchasing or managing the materials used in the Manufacture thereof or maintaining equipment necessary to support the Manufacture thereof, (iii) expenses arising out of quality assurance requirements (e.g., GMP) such as production, quality control, quality assurance, and other similar departments that are reasonably necessary and participate directly in the production of the Licensed Product or any component thereof, and (iv) equipment and facility depreciation and other allocations of fixed assets in use to support the Manufacture of the Licensed Product or any component thereof, but in any event excluding any administrative overhead (e.g., costs associated with human resources, business development, and executive management). Direct expenses also include reasonable out-of-pocket payments to Third Parties (without mark-up) for services related to the Manufacture of the Licensed Product or any component thereof.

6

CONFIDENTIAL

(b) “Indirect Manufacturing Costs” means the reasonable and allocated internal costs and out-of-pocket costs, incurred or accrued by Nativis in connection with the Manufacture of the Licensed Product or any component thereof, including costs arising from or associated with (i) freight, carrier insurance, and other transportation charges directly related to the delivery or distribution of the Licensed Product, (ii) storage and warehousing, (iii) taxes, duties, or other governmental charges (including any tax such as a value added or similar tax, other than any taxes based on income), but excluding indirect and overhead costs (e.g., costs associated with human resources, business development, and executive management).

For clarity, to the extent that a Third Party manufacturer Manufactures all or a portion of the Licensed Product, then the actual cost of the Third Party expense shall be billed at direct cost without mark-up, and in any event no double-counting of expenses will apply with respect to costs included in the calculation of Manufacturing Costs.

1.47 “Medical Affairs Activities” means: (a) the coordination of medical information requests in the Territory with respect to the Licensed Product commercially launched in the Territory; and (b) those clinical studies conducted in or for the Territory after Regulatory Approval of the Licensed Product has been obtained which are neither intended nor designed to support a Regulatory Filing including medical affairs studies, post marketing studies, and investigator and physician-initiated studies, in all such cases initiated by or under the control or direction of Teijin.

1.48 “MHLW” has the meaning set forth in Section 4.9.

1.49 “Nativis Indemnitees” has the meaning set forth in Section 12.1.

1.50 “Nativis Know-How” means all Know-How that is necessary or reasonably useful for the Development, use or Commercialization of the Licensed Product in the Field in the Territory, which Know-How is Controlled by Nativis or any of its Affiliates with respect to the Licensed Product as of the Effective Date or during the Term. For the avoidance of doubt, Nativis Know-How will not include any Joint Know-How.

1.51 “Nativis Patents” means all Patents that are necessary or reasonably useful for the Development, use, or Commercialization of the Licensed Product in the Field in the Territory, which Patents are Controlled by Nativis or any of its Affiliates as of the Effective Date or during the Term. For the avoidance of doubt, Nativis Patents will not include any Joint Patents. A list of Nativis Patents as of the Effective Date is set forth in Exhibit 1.51, which list will be updated from time to time upon written agreement by the Parties.

1.52 “Nativis Technology” means the Nativis Know-How, Nativis Patents, and Nativis’ interest in the Joint Patents and Joint Know-How.

7

CONFIDENTIAL

1.53 “Nativis Trademarks” means Nativis’ Trademarks related to the Licensed Product, including Nativis®, Nativis Voyager® and ulRFE™. A list of Nativis Trademarks as of the Effective Date is set forth in Exhibit 1.53.

1.54 “Patent(s)” means (a) all patents, certificates of invention, applications for certificates of invention, priority patent filings, and patent applications, and (b) any renewal, division, continuation (in whole or in part), or request for continued examination of any of such patents, certificates of invention and patent applications, and any and all patents or certificates of invention issuing thereon, and any and all reissues, reexaminations, extensions, divisions, renewals, substitutions, confirmations, registrations, revalidations, revisions, and additions of or to any of the foregoing.

1.55 “Patent Term Extension” means any term extensions, supplementary protection certificates, regulatory exclusivity, and equivalents thereof offering patent protection beyond the initial term with respect to any issued Patents.

1.56 “Person” means any individual, corporation, partnership, limited liability company, trust, governmental entity, or other legal entity of any nature whatsoever.

1.57 “Pharmacovigilance Agreement” has the meaning set forth in Section 4.8(c).

1.58 “Receiving Party” has the meaning set forth in Section 10.1.

1.59 “Regulatory Approval” means approval by a Regulatory Authority to manufacture, distribute and sell or have sold or have manufactured medical treatments in the Field.

1.60 “Regulatory Authority” means any applicable government regulatory authority involved in granting approvals for the Manufacture, Commercialization and/or Reimbursement Approval of the Licensed Product. “Regulatory Authority” in the Territory includes Japan’s Ministry of Health, Labour and Welfare, the Japanese Pharmaceuticals and Medical Devices Agency, or any successor agency of the foregoing having regulatory jurisdiction over the manufacture, distribution, and sale, lease, rental of medical devices or pharmaceutical products in the Territory.

1.61 “Regulatory Filings” means all applications, approvals, licenses, registrations, notifications, submissions, and authorizations made to or received from a Regulatory Authority in a country necessary for the manufacture, commercialization, use, storage, promotion, marketing, sale, lease, rental, offering for sale, lease, rental, and import of the Licensed Product in such country, including without limitation any IDEs, MAAs, MAA Approvals, and amendments and supplements of any of the foregoing, as well as the contents of any minutes from meetings (whether in person or by audio conference or videoconference) with a Regulatory Authority.

1.62 “Reimbursement Approval” means the governmental decision establishing the cumulative price for the Licensed Product to be paid by the customer, whether health care provider, hospital or the individual end-consumer or patient.

1.63 “Royalty Term” has the meaning set forth in Section 7.4(c).

8

CONFIDENTIAL

1.64 “Senior Executives” has the meaning set forth in Section 14.1.

1.65 “Specifications” means the specifications and quality control testing procedures for Manufacturing of the Licensed Product, as may be modified from time to time by the Parties in accordance with the terms of the Clinical Supply Agreement or the Commercial Supply Agreement.

1.66 “Sublicensee” means a Third Party or an Affiliate of Teijin, other than a Distributor, to whom Teijin or an Affiliate of Teijin has granted a sublicense under the Nativis Technology as permitted under Section 2.3 of this Agreement.

1.67 “Teijin Housemark” means any trademark or trade name, and registrations and applications therefor, Controlled by Teijin in the Territory and covering Teijin’s (or its Affiliate’s) corporate name or company logo.

1.68 “Teijin Indemnitees” has the meaning set forth in Section 12.2.

1.69 “Teijin Know-How” means all Know-How that is Controlled by Teijin as of the Effective Date or during the Term, and that is generated by or on behalf of Teijin or any of its Affiliates in connection with the Development, use or Commercialization of the Licensed Product hereunder. For the avoidance of doubt, Teijin Know-How will not include any Joint Know-How.

1.70 “Teijin Patents” means all Patents that claim Inventions that relate to the Licensed Product and that are conceived, made, or generated by or on behalf of Teijin or any of its Affiliates during the Term pursuant to this Agreement. For the avoidance of doubt, Teijin Patents will not include any Joint Patents.

1.71 “Teijin Technology” means all Teijin Know-How, Teijin Patents, and Teijin’s interest in the Joint Patents and Joint Know-How. For the avoidance of doubt, (a) all and any of Teijin’s know-how and Teijin’s patents which are unrelated to Licensed Products and (b) all and any know-how or patents of Teijin that are developed, identified or conceived without the use of Nativis Confidential Information or outside of the use of the Licensed Product (i.e., independently developed) are excluded from Teijin Technology.

1.72 “Term” has the meaning set forth in Section 13.1.

1.73 “Territory” means Japan.

1.74 “Third Party” means any Person other than Nativis, Teijin, and their respective Affiliates.

1.75 “TPM” means Teijin’s Affiliate, Teijin Pharma Limited, a company organized under the laws of Japan, and having a principal place of business at 2-1, Kasumigaseki 3-chome, Chiyoda-ku, Tokyo 100-8585, Japan.

1.76 “Trademarks” means trademarks, trade names, trade dresses, domain names, logos, and brandings of a Party.

9

CONFIDENTIAL

1.77 “Transfer Price” means the Manufacturing Cost of a unit of Licensed Product plus ten percent (10%); provided that in the Commercial Supply Agreement, the Transfer Price will be adjusted to reflect, in the Manufacturing Cost of a unit of Licensed Product, certain R&D expenses for development of Nativis Technology totaling $5.4 million (“R&D Reimbursement Amount”) until such time as the total $5.4 million has been paid, and thereafter the per unit Transfer Price shall not include any R&D Reimbursement Amount. For clarity, the R&D Reimbursement Amount shall not otherwise be reimbursed, except through the Transfer Price, and in any event shall not be subject to a ten percent (10%) mark-up.

1.78 “U.S.” means the United States of America, including its territories and possessions and the District of Columbia.

1.79 “Valid Claim” means (a) a claim of an issued and unexpired patent that has not been revoked or held unenforceable, unpatentable, or invalid by a decision of a court or other governmental agency of competent jurisdiction that is not appealable or has not been appealed within the time allowed for appeal, and that has not been abandoned, disclaimed, denied, or admitted to be invalid or unenforceable through reissue, re-examination, or disclaimer or otherwise, or (b) a claim of a pending patent application that has not been cancelled, withdrawn, or abandoned or finally rejected by an administrative agency action from which no appeal can be taken and that has not been pending for more than ten (10) years.

1.80 “Withholding Tax Action” has the meaning set forth in Section 8.3(c).

ARTICLE 2

GRANT OF LICENSE

2.1 License Grants to Teijin.

(a) Licensed Technology. Subject to the terms and conditions of this Agreement, Nativis hereby grants to Teijin an exclusive, royalty-bearing license under the Nativis Technology to Develop, use, sell, offer for sale, lease, rent, import, and otherwise Commercialize the Licensed Product in the Field in the Territory. In addition, subject to the terms and conditions of this Agreement, Nativis hereby grants to Teijin an exclusive, royalty-bearing license under the Nativis Technology to ship, label and package Licensed Product for use in the Field in the Territory.

(b) Trademarks. Subject to the terms and conditions of this Agreement, Nativis hereby grants to Teijin a non-exclusive, royalty-free license under the Nativis Trademarks solely to Commercialize, use, sell, offer for sale, lease, rental, and import Licensed Product in the Field in the Territory. For clarity, if a Nativis Trademark is not used exclusively with the Licensed Product in the Territory at the time of First Commercial Sale of the Licensed Product, then Nativis has the right to use such Nativis Trademark with any other product in the Territory.

2.2 Patent License Registration. Nativis agrees to register by itself or to cooperate with Teijin to register, in each case at Teijin’s expense, the exclusive license of the Nativis Patents granted under Section 2.1(a) to Teijin in the Territory as a “Senyo Jisshiken” in accordance with Article 77 of the Japanese Patent Law of 1959, or a “Kari-Senyo Jisshiken” in accordance with Article 34-2 thereof, in Japan, at Teijin’s request and expense.

10

CONFIDENTIAL

2.3 License Grants to Nativis. Subject to the terms and conditions of this Agreement, Teijin hereby grants to Nativis a royalty-free, fully-paid, perpetual, irrevocable, non-exclusive license, with the right to grant sublicenses (in accordance with Section 2.4) through multiple tiers, under the Teijin Technology to research, develop, make, have made, commercialize, use, sell, offer for sale, lease, rent, and import (a) the Licensed Product outside the Field in the Territory and for any use outside the Territory, and (b) any other product other than the Licensed Product. For clarity, in the Territory, the foregoing right in Section 2.3(b) shall only be subject to use outside of the Field.

2.4 Sublicensees; Distributors. Subject to the terms and conditions of this Agreement, Teijin will have the right to sublicense the rights granted to it under Section 2.1 to:

(a) Any of its Affiliates without Nativis’ consent, provided that (i) Teijin provides Nativis with prior notice of the name of the Affiliate and the rights to be sublicensed; (ii) such Affiliate agrees with Nativis in writing to comply with the terms and conditions of this Agreement that are applicable to such Affiliate’s activities under such sublicense; and (iii) Teijin remains fully liable for the performance of such Affiliate in accordance with this Agreement. Any sublicense granted by Teijin to one of its Affiliates will terminate if such entity is no longer an Affiliate of Teijin and Nativis’ approval is not obtained for the continuation of such sublicense in accordance with subsection 2.3(b) below.

(b) Third Parties with Nativis’ prior consent, such consent not to be unreasonably withheld, conditioned, or delayed; provided, that (i) such sublicensee agrees with Nativis in writing to comply with the term and conditions of this Agreement that are applicable to such Sublicensee’s activities under such sublicense; and (ii) Teijin remains fully liable for the performance of such sublicensee in accordance with this Agreement.

(c) Distributors without Nativis’ consent, provided that Teijin will remain responsible for the performance of its Distributors hereunder, including without limitation the compliance with Applicable Laws by such Distributors in connection with the distribution of the Licensed Product hereunder. In the event of termination of this Agreement pursuant to Section 13.2(c) for breach by Teijin, Nativis will reasonably consider and discuss with each such Distributor potential continuation of the Distributor agreement directly with Nativis if such Distributor is not then in breach of its Teijin Distributor agreement.

2.5 No Implied License. Neither Party grants to the other Party any rights or licenses in or to any intellectual property, whether by implication, estoppel, or otherwise, other than the licenses and rights that are expressly granted under this Agreement. For clarity, no rights to Manufacture are granted to Teijin except pursuant to a separate, written agreement between the Parties, and the Parties expressly contemplate such back-up Manufacturing right in the Commercial Supply Agreement.

11

CONFIDENTIAL

2.6 Retained Rights. Nativis hereby expressly retains:

(a) the right under the Nativis Technology to exercise its rights and perform its obligations under this Agreement, whether directly or through one or more licensees (other than Teijin) or subcontractors, including the right to manufacture, and export the Licensed Product in the Territory; and

(b) all rights to practice and to grant licenses under the Nativis Technology outside of the scope of the license granted in Section 2.1(a), including the exclusive right to make and have made the Licensed Product anywhere in the world, and the exclusive right to practice the Nativis Technology with respect to products other than the Licensed Product.

2.7 Exclusivity Obligations. During the Term, unless otherwise agreed in writing by the Parties, Teijin agrees that it will not acquire, develop, manufacture, sell, lease, rent, import, distribute, or otherwise commercialize in the Territory any medical treatment product for use in the Field other than a pharmaceutical product (including, but not limited to, biopharmaceutical products) or medical devices delivering pharmaceutical products (including, but not limited to, biopharmaceutical products), or the Licensed Product, either by itself or through any of its Affiliates or any Third Party. In furtherance of the license and exclusivity grant to Teijin herein, Nativis covenants that during the Term it will not grant rights to any Third Party to use Cognates in the Field in the Territory.

ARTICLE 3

GOVERNANCE

3.1 Joint Steering Committee.

(a) Establishment. Within thirty (30) days following the Effective Date, Nativis and Teijin will establish a committee (the “JSC”) to oversee, review, and coordinate the Development, supply, regulatory strategy, and Commercialization of the Licensed Product in the Field in the Territory.

(b) Duties. The JSC will:

(i) provide a forum for the Parties to discuss material Development, regulatory, and manufacturing matters pertaining to the Licensed Product in the Territory;

(ii) provide a forum for the Parties to exchange information and coordinate their respective activities with respect to Development, regulatory, and manufacturing matters pertaining to the Licensed Product in the Field in the Territory and outside the Field or Territory;

(iii) review Teijin’s Development and Commercialization plans and discuss Teijin’s proposed activities with respect to obtaining Regulatory Approval, Reimbursement Approval and prelaunch, launch, and subsequent Commercialization plans for the Licensed Product; and

12

CONFIDENTIAL

(iv) perform such other duties as are specifically assigned by the Parties to the JSC pursuant to this Agreement.

3.2 Membership. Promptly after the Effective Date, each Party will designate three (3) representatives with appropriate expertise to serve as members of the JSC. The Parties may elect to vary the participating member and number of representatives that serve on the JSC, provided that in all cases the JSC maintains an equal number of representatives from each Party. Each Party may replace its representatives on the JSC at any time upon written notice to the other Party.

3.3 Chairperson; Minutes. One member of the JSC will serve as the chairperson, who will be responsible for organizing meetings, preparing and circulating an agenda in advance of each meeting, and preparing minutes of each meeting. Each JSC representative will review and approve such minutes in writing; provided that if a representative does not object to the accuracy of such minutes within fifteen (15) days after the circulation of such minutes, such minutes will be deemed approved by such representative. Teijin will appoint the chairperson for an initial one (1) year term and thereafter the Parties will alternate in appointing the chairperson for twelve (12) month terms.

3.4 Meetings. Until Reimbursement Approval for the Licensed Product is received in the Territory, the JSC will hold meetings on a Calendar Quarter basis. Thereafter, the JSC will hold meetings at least three (3) times each Calendar Year (i.e., approximately every four (4) months), or more frequently as the Parties may agree. Meetings of the JSC will be effective only if at least one (1) representative of each Party is present or participating. The JSC may meet either (i) in person at either Party’s facilities or at such locations as the Parties may otherwise agree; or (ii) by audio or video teleconference. With the prior consent of the other Party’s representatives (such consent not to be unreasonably withheld or delayed), each Party may invite non-members to participate in the discussions and meetings of the JSC, provided that such participants will have no vote and will be subject to the confidentiality provisions set forth in Article 10. Additional JSC meetings may be held with each Party’s consent, or as required under this Agreement, and neither Party will unreasonably withhold or delay its consent to hold such an additional meeting.

3.5 Decision-Making.

(a) The JSC will make good faith efforts to make all decisions on matters before it by consensus. Subject to the terms of this Section 3.5, actions to be taken by the JSC will be taken only following a unanimous vote with each Party’s representatives collectively having one (1) vote. If the JSC fails to reach unanimous consent on a particular matter within thirty (30) days of a Party having requested a formal vote on such matter (or, if such matter is urgent, within ten (10) days of such request), then either Party may submit such matter for resolution to the Senior Executives pursuant to Section 14.1, except as provided in Section 3.5(b).

13

CONFIDENTIAL

(b) If the JSC is unable to reach a decision by unanimous vote pursuant to Section 3.5(a), then the Party listed below will have the final say on the following matters:

(i) Teijin will have final decision making authority with respect to matters pertaining to obtaining Regulatory Approval of the Licensed Product in the Field in the Territory.

(ii) Teijin will have final decision making authority with respect to Commercialization of the Licensed Product in the Field in the Territory.

(iii) Notwithstanding the foregoing or any other term of this Agreement, in the event that Nativis reasonably believes that there is a reasonable likelihood that Teijin’s intended activity or conduct with respect to the Development or Commercialization or Regulatory Approval or Reimbursement Approval of the Licensed Product could have a material adverse effect on Nativis’ Development or Commercialization activities, including receiving regulatory approval, with respect to the Licensed Product outside the Territory, such issue will be submitted to the Senior Executives for attempted resolution pursuant to Section 14.1. If the Senior Executives are unable to resolve any such dispute, Nativis will have final decision making authority with respect to such dispute.

(iv) In the event that Teijin reasonably believes that there is a reasonable likelihood that Nativis’ intended activity or conduct with respect to the Development or Commercialization of the Licensed Product outside the Territory could have a material adverse effect on Teijin’s Development or Commercialization activities, including receiving Regulatory Approval or Reimbursement Approval with respect to the Licensed Products in the Field in the Territory, such issue will be submitted to the Senior Executives for attempted resolution pursuant to Section 14.1.

(c) For the avoidance of doubt, any dispute regarding the interpretation of this Agreement, the performance or alleged nonperformance of a Party’s obligations under this Agreement, or any alleged breach of this Agreement will be resolved in accordance with the terms of Article 14 and will not be subject to the JSC’s decision-making authority.

3.6 Expenses. Each Party will be responsible for all of its own travel and other costs and expenses for its respective members, designees, and non-member invitees to attend meetings of, and otherwise participate on, the JSC and any subcommittees or working groups.

3.7 Subcommittees. From time to time, the JSC may establish subcommittees to oversee particular projects or activities within the JSC’s scope of authority, as it deems necessary or advisable. Each subcommittee will consist of such number of representatives of each Party as the JSC determines is appropriate from time to time, and will meet with such frequency as the JSC determines.

3.8 Discontinuation of Participation. The JSC will continue to exist until the first to occur of: (a) the Parties mutually agreeing to disband the committee; or (b) Nativis providing to Teijin written notice of its intention to disband and no longer participate in such committee. Upon Nativis’ delivery to Teijin of such written notice, the JSC will have no further obligations under this Agreement and any matters that would previously have been addressed by the JSC will be handled by the Parties in accordance with the terms of this Agreement.

14

CONFIDENTIAL

3.9 Alliance Managers. Promptly after the Effective Date, each Party will appoint an individual who will be an employee of such Party having appropriate qualification and experience to act as the alliance manager for such Party (the “Alliance Manager”). Each Alliance Manager will be responsible for coordinating and managing processes and interfacing between the Parties on a day-to-day basis throughout the Term. The Alliance Manager will ensure communication to the JSC of all relevant matters raised at any joint subcommittees or working groups. Each Alliance Manager will be permitted to attend meetings of the JSC as non-voting participants. The Alliance Managers will be the primary contact for the Parties regarding the activities contemplated by this Agreement and will facilitate all such activities hereunder. Each Party may replace its Alliance Manager with an alternative representative at any time with prior written notice to the other Party. Any Alliance Manager may designate a substitute to temporarily perform the functions of that Alliance Manager. Each Alliance Manager will be charged with creating and maintaining a collaborative work environment within the JSC and its subcommittees. Each Party will be responsible for all of its own costs with respect to its Alliance Manager.

ARTICLE 4

DEVELOPMENT AND REGULATORY ACTIVITIES

4.1 Overview. Subject to the terms and conditions of this Agreement, the Parties will collaborate with respect to the Development and Manufacture of the Licensed Product in the Field and share the Data resulting from such collaboration to facilitate the Development and Manufacture of the Licensed Product in the Field in the Territory and outside the Territory.

4.2 Development Plan; Diligence. Teijin will be responsible for the conduct and cost of all clinical trials and other Development efforts in the Territory necessary to support Regulatory Approval and Reimbursement Approval of the Licensed Product in the Field in the Territory. Teijin will submit to the JSC for review and discussion a development plan setting forth the Teijin’s planned Development activities with respect to the Licensed Product in the Field in the Territory, together with the Budget in connection therewith (the “Development Plan”). Teijin will conduct all Development activities in accordance with such Development Plan and will use Commercially Reasonable Efforts to conduct and complete the studies and activities set forth therein in accordance with the timelines specified therein. Teijin will consult with and provide regular updates to Nativis through the JSC regarding Teijin’s Development activities and will discuss coordination of Development activities in the Field in the Territory with activities outside the Territory.

4.3 Nativis Development Responsibilities. Nativis will be responsible for the conduct and cost of all U.S. clinical trials necessary to support Regulatory Approval of the Licensed Product in the Field in the U.S. Nativis will use Commercially Reasonable Efforts to obtain Regulatory Approval of the Licensed Product for use in the Field in the U.S.

15

CONFIDENTIAL

4.4 Development Records. Each Party will maintain records, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, that will fully and properly reflect all work done and results achieved by or on behalf of such Party in the performance of its Development activities under this Agreement. Each Party will keep the JSC appropriately informed of the status of such Party’s clinical development program and other activities with respect to the Licensed Product in the Field. Without limiting the generality of the foregoing, upon request by the JSC from time to time, each Party will promptly provide the JSC with summaries of data and results and, if requested by the JSC, all supporting data and results generated or obtained in the course of such Party’s performance of studies and activities conducted hereunder. Upon reasonable prior written notice, each Party has the right to inspect records and notebooks reflecting the work done and results achieved by or on behalf of the other Party or its Affiliates in the performance of its Development activities with respect to the Licensed Product in the Field pursuant to this Agreement.

4.5 Technology and Data Transfer.

(a) Data and Know-How as of the Effective Date. Within thirty (30) days after the Effective Date, Nativis will, at Nativis’ cost, make available to Teijin personnel of Nativis who are knowledgeable or experienced in the use of the Licensed Product in the Field to facilitate the transfer of Nativis Know-How (other than manufacturing Know-How) existing as of the Effective Date with a goal to effect transfer within ninety (90) days of the Effective Date. Teijin will cooperate with such transfer and will promptly undertake to complete the transfer and will be responsible for costs and expenses related to any travel expenses for available personnel and delays or failure to affect transfer on a reasonable and mutually agreed schedule for transfer within the ninety (90)-day period.

(b) Data and Know-How Generated During the Term. Except for Data subject to Section 4.6, on a Calendar Quarter basis during the Term, and subject to Applicable Laws, each Party will provide to the other Party, to the extent not already provided and at no additional cost to such other Party, electronic access to all Data generated by or on behalf of the Party with respect to the Licensed Product, which are necessary or reasonably useful for such other Party to obtain or maintain Regulatory Approval of the Licensed Product in the Field in its respective territory. Such other Party will have the right to use and reference any and all such Data to obtain and maintain Regulatory Approval for the Licensed Product in the Field and otherwise Commercialize the Licensed Product in the Field in its respective territory in accordance with the terms of this Agreement.

16

CONFIDENTIAL

4.6 Additional Development Activities.

(a) New Studies. If either Party (the “Proposing Party”) intends to conduct additional Development activities with respect to the Licensed Product for use in the Territory (in the case of Teijin) or outside the Territory (in the case of Nativis, solely to the extent that such Development would, in the opinion of Nativis, impact the Licensed Product in the Field in the Territory) beyond what is provided for in Sections 4.2 and 4.3 (i.e., studies or other Development related to modification any component of the Licensed Product other than the Controller), in all cases the “New Studies”, then the Proposing Party will provide the other Party (the “Non- Proposing Party”) with a written detailed plan and Budget for such New Studies (the “Development Proposal”). Within thirty (30) days of receipt of any such Development Proposal, the JSC will meet to review the Development Proposal and permit the Non-Proposing Party the opportunity to ask questions and request additional information from the Proposing Party related to the New Studies, including whether such New Studies are reasonably likely to have a material and adverse effect on the Development or Commercialization of the Licensed Product in the Non- Proposing Party’s territory. In the event that the Parties agree to jointly conduct the work set forth in the Development Proposal (the “Joint Development Work”), the costs of such Joint Development Work (the “Joint Work Costs”) will be shared by the Parties as set forth below in Section 4.6(b)(i). If the Non-Proposing Party decides not to jointly conduct the work set forth in the Development Proposal with the Proposing Party, subject to Section 3.5(b), the Proposing Party may conduct such work in its respective territory solely (the “Independent Development Work”) and the Development Costs of such Independent Development Work (the “Independent Work Costs”) will be subject to Section 4.6(b)(ii) below.

(b) New Studies Funding.

(i) Joint Work Costs. With respect to all Joint Development Work, the Parties will reimburse, based on the agreed share of Joint Work Costs allocated to each Party, one another for the Joint Development Costs depending on which of the Parties pays for the Joint Development Work in the first instance. If the Proposing Party pays for the Joint Development Work, a mutually agreed upon share of the aggregate Joint Work Costs will be reimbursed by the Non-Proposing Party based on the share agreed in accordance with Section 7.5(a). Provided the Party not paying directly for the Joint Development Costs reimburses the other Party for its mutually agreed upon share of such Joint Work Costs, such reimbursing Party will be entitled to access and use such Data as set forth below in Section 4.6(c)(i).

(ii) Independent Work Costs. With respect to all Independent Development Work, the Proposing Party will be solely responsible for all Independent Work Costs associated with such Independent Development Work; provided, however, that if the Non- Proposing Party wishes to access and use any Data generated by such Independent Development Work, the Non-Proposing Party will be entitled to do so, but only upon reimbursing the Proposing Party for a mutually agreed upon share of the Independent Work Costs of such Independent Development Work in accordance with Section 7.5(b). Upon the Non-Proposing Party reimbursing the Proposing Party for its mutually agreed upon share of such Independent Work Costs, the Non-Proposing Party will be entitled to access and use such Data as set forth below in the last sentence of Section 4.6(c)(ii).

17

CONFIDENTIAL

(c) Data Sharing. On a Calendar Quarter basis during the Term, and subject to the terms set forth in this Section 4.6 and Applicable Laws, each Party will provide to the other Party, to the extent not already provided and at no additional cost to such other Party:

(i) With respect to Joint Development Work, copies of all Data generated by or on behalf of the Party with respect to and in the course of conducting Joint Development Work. The Party receiving the Data from the other Party’s performance of Joint Development Work will have the right to use and reference any and all such Data to obtain and maintain Regulatory Approval for the Licensed Product and otherwise Commercialize the Licensed Product in its respective territory in accordance with the terms of this Agreement.

(ii) With respect to Independent Development Work, copies of all safety and pharmacovigilance Data generated by or on behalf of the Party with respect to and in the course of conducting Independent Development Work. The Party receiving the Data from the other Party’s performance of Independent Development Work will have the right (A) to use such Data solely to the extent reasonably necessary for the receiving Party to comply with its regulatory reporting and compliance obligations, including safety reporting obligations, in its territory, and (B) of reference to all Regulatory Filing in and outside the Territory, as the case may be, but will not have the right to use such Data to apply for Regulatory Approval or in support of any Commercialization activities, unless and until the Non-Proposing Party reimburses the Proposing Party for its share of Independent Work Costs as provided in Section 7.4(b). Upon reimbursing the Proposing Party as provided in Section 7.5(b), the Non-Proposing Party will have the right to use and reference any and all Data (including efficacy Data) resulting from the other Party’s Independent Development Work, to obtain and maintain Regulatory Approval for the Licensed Product and otherwise Commercialize the Licensed Product in its respective territory in accordance with the terms of this Agreement.

4.7 Regulatory Responsibilities for the Licensed Product. Subject to the terms and conditions of this Agreement and all Applicable Laws, Teijin will, at its expense, use Commercially Reasonable Efforts to take all actions necessary to file all Regulatory Filings required to obtain Regulatory Approval for the Licensed Product for use in the Field in the Territory, provided, however that Nativis will, at its expense, use Commercially Reasonable Efforts to take all actions necessary to obtain or cause its Third Party contract manufacturer to obtain a foreign manufacture accreditation for the Licensed Products in the Territory. Subject to Section 3.5, Teijin will have final decision-making authority over all activities with respect to Regulatory Filings in the Territory. Through the JSC, Teijin will keep Nativis reasonably informed of all material events and developments occurring in the course of obtaining Regulatory Approval for the Licensed Product for use in the Field in the Territory.

4.8 Regulatory Activities.

(a) Holder of Regulatory Filings; Copies. Teijin will hold title to all Regulatory Filings (including MAAs) and Regulatory Approvals with respect to the Licensed Product in the Field in the Territory. Teijin will provide to Nativis: (i) electronic copies of each Regulatory Filing as submitted to Regulatory Authorities promptly following such submission, and a summary (in English) of each such filing, (ii) summaries (in English) of written communications to Teijin from any Regulatory Authority in the Territory with respect to Regulatory Filings, promptly following receipt thereof (taking into account the time required to prepare such summaries after such submission of such Regulatory Filings), and (iii) a brief statement (in English) of any material changes in the final Regulatory Filings from the summaries previously provided by Teijin to Nativis.

(b) Regulatory Communications. Teijin will timely inform Nativis of all of its scheduled meetings with Regulatory Authorities in the Territory, invite Nativis to attend in such meetings as an observer, and, if Nativis elects not to attend such meetings, provide Nativis with summaries (in English) of such meetings promptly thereafter. In addition, Teijin will promptly provide Nativis with copies of all written communications and summary of material oral discussions with any Regulatory Authority with respect to the Licensed Product in the Territory. Without limiting the generality of the foregoing, Teijin will timely provide Nativis with summaries of any of its communications and correspondence with the Regulatory Authorities in the Territory regarding safety and pricing reimbursement issues with respect to the Licensed Product for use in the Field in the Territory and Nativis will timely provide Teijin with summaries of any of its communications and correspondence with any Regulatory Authorities regarding safety and manufacturing issues with respect to the Licensed Product for use outside the Field in the Territory or for use outside the Territory.

18

CONFIDENTIAL

(c) Pharmacovigilance. Nativis will be responsible for the maintenance of the global safety database for the Licensed Product; provided, however, that the JSC will reasonably allocate the costs for such maintenance between Teijin and Nativis in connection therewith. Teijin will be responsible, at its sole cost and expense, for collecting all pharmacovigilance and other safety Data for the Licensed Product in the Territory as required by Applicable Laws, and for reporting all such Data to the applicable Regulatory Authorities in the Territory and to Nativis (in English) for entry into the global safety database. Each Party will cooperate, and will cause its Affiliates, licensees, Distributors, and Sublicensees to cooperate, in implementing a pharmacovigilance mutual alert process with respect to the Licensed Product to comply with all applicable legal obligations of Regulatory Authorities. The Parties will enter into a pharmacovigilance agreement (the “Pharmacovigilance Agreement”) as soon as reasonably practicable after the Effective Date setting forth specific details and processes pursuant to which the Parties will share adverse event and other safety Data, which agreement will include terms such as (i) providing detailed procedures regarding the maintenance of core safety information and the exchange of safety data relating to the Licensed Product worldwide within appropriate timeframes and in an appropriate format to enable each party to meet both expedited and periodic regulatory reporting requirements, and (ii) ensuring compliance with the reporting requirements of all applicable Regulatory Authorities on a worldwide basis.

4.9 Reimbursed Pricing in Japan. Subject to the terms and conditions of this Agreement and all Applicable Laws, Teijin will, at its expense, use Commercially Reasonable Efforts to take all actions necessary to obtain Reimbursement Approval from the Japanese Ministry of Health Labor and Welfare (“MHLW”). At the time of initial Reimbursement Approval determination by MHLW, the Parties will determine the reimbursement rate for the Territory (the “Japan Reimbursement Rate”) which estimated reimbursed price per patient in Japan, which will be calculated as follows:

(a) In the case that the reimbursed pricing is determined on a lump sum basis, such lump sum amount will be the Japan Reimbursement Rate,

(b) In the case that the reimbursed pricing is determined on a monthly basis:

(x) the monthly reimbursed pricing as established in the Reimbursement Approval multiplied by

(y) a mutually agreed average duration of therapy for patients in the Field in the Territory based on the clinical data from the pivotal trials in the Field. If no pivotal trials are required for the Territory, the Parties will substitute the average duration of therapy for patients in the U.S. from U.S. pivotal trials.

19

CONFIDENTIAL

(c) Promptly following Reimbursement Approval, the Parties shall meet, and within thirty (30) days thereafter, agree upon (i) the average duration of therapy for patients in the Field in the Territory (only in the case of the above (b)); and (ii) confirm the currency conversion rate from the Japan Reimbursement Rate into U.S. dollars, which rate shall be the average U.S. dollar conversion rate for the Japanese yen as published by The Wall Street Journal, Western U.S. Edition, for the ninety (90) day period prior to the date of the Japan Reimbursement Rate determination. For clarity, the Japan Reimbursement Rate shall be established following initial Reimbursement Approval and thereafter not subject to adjustment during the Term, except and only to the extent that additional indications other than the Indication are agreed by the Parties pursuant to a separate, subsequent agreement or amendment hereto.

ARTICLE 5

COMMERCIALIZATION

5.1 Overview and Diligence. Subject to, and in accordance with, the terms and conditions of this Agreement and all Applicable Laws, Teijin, at its expense, will be solely responsible for Commercializing the Licensed Product for the Field in the Territory. Teijin will use Commercially Reasonable Efforts to achieve the First Commercial Sale in the Territory reasonably promptly after obtaining Regulatory Approval for such Licensed Product in the Territory, but not later than three (3) months after the date on which Reimbursement Approval is granted for such Licensed Product in the Territory; provided, however, that such three (3)-month period may be extended by written agreement of the Parties.

5.2 Commercialization Plan. At least six (6) months prior to the date on which Teijin reasonably expects to receive Regulatory Approval for the Licensed Product in the Territory, Teijin will submit to the JSC for review and discussion a commercialization plan setting forth the goals, strategies, and plans for Teijin’s prelaunch activities, launch, and subsequent Commercialization of the Licensed Product in the Field in the Territory and the level of anticipated sales force and promotion efforts dedicated to the Licensed Product, together with the budget in connection therewith (the “Commercialization Plan”). Teijin will conduct all Commercialization activities in accordance with such Commercialization Plan. Teijin will consult with and provide regular updates to Nativis through the JSC regarding the Commercialization strategies and will discuss coordination of commercial activities in the Field in the Territory with activities outside the Territory.

5.3 Reports. Teijin will present written reports to the JSC annually summarizing Teijin’s significant Commercialization activities with respect to the Licensed Product in the Territory pursuant to this Agreement and including a forecast for the following year’s sales, leases, and rentals of the Licensed Product in the Territory. Such reports will cover subject matter at a level of detail reasonably sufficient to enable Nativis to determine Teijin’s compliance with its diligence obligations pursuant to this Article 5.

20

CONFIDENTIAL

5.4 Approval for Certain Marketing Activities. To the extent that any marketing or Medical Affairs Activities by Teijin for Commercialization of the Licensed Product in the Territory relate to or require activities outside of the Territory, including without limitation, initiation of investigator initiated studies, scientific publications, and the education of medical practitioners and caregivers outside the Territory, the JSC will be responsible for coordinating and approving such marketing activities or proposed publications.

5.5 Marketing and Promotional Literature. Teijin will prepare all marketing and promotional literature related to Licensed Product for use in the Territory in accordance with Applicable Laws. Nativis will be presented and described as the Party who developed and manufactured the Licensed Product in a manner to be determined by the JSC on, by way of example, all labels, packaging, packaging inserts, and promotional literature related to the Licensed Product, in each case to the extent permitted by Applicable Laws.

5.6 Labeling and Patent Rights Marking. Subject to, and in accordance with, Applicable Laws, Teijin will identify Nativis as the licensor or manufacturer of the Licensed Product using the Nativis Trademarks designated by Nativis for such use in certain mutually agreed promotional materials for the Licensed Products in the Territory where such identification is appropriate, in a manner approved in advance in writing by both Parties, and in accordance with (and subject to) the Trademark License set forth in Section 2.1(b). To the extent permitted by Applicable Law and customary in the industry for such products, Teijin will mark all Licensed Products sold in the Territory by Teijin, its Affiliates, or Sublicensees with appropriate Nativis Trademarks and patent numbers. Teijin may, in its sole discretion, include any Teijin Housemark on the Licensed Product, and on the labels, packaging, promotional materials, and other materials therefor, subject to Applicable Law.

ARTICLE 6

SUPPLY

6.1 Supply and Purchase of the Licensed Product. Subject to the terms of this Agreement, during the Term, Nativis will Manufacture and supply all of Teijin’s requirements of the Licensed Product exclusively to Teijin or its Affiliates (including their Sublicensees and Distributors) for use in the Field for the Territory, and Teijin or its Affiliates will purchase exclusively from Nativis, all of Teijin’s and its Affiliates’ and their Sublicensees’ and Distributors’ requirements of Licensed Product for (a) Development use in the Field for the Territory in such quantities as Teijin or its Affiliates will order pursuant to and in accordance with a separate clinical supply agreement to be entered into between TPM and Nativis (the “Clinical Supply Agreement”) within ninety (90) days of the Effective Date, at the Transfer Price for such Licensed Product, and (b) Commercialization use in the Field for the Territory in such quantities as Teijin will order pursuant to and in accordance with a separate commercial supply agreement to be entered into between TPM and Nativis (the “Commercial Supply Agreement”) at the Transfer Price for such Licensed Product. The Parties will negotiate in good faith to enter into the Commercial Supply Agreement on commercially reasonable terms, which agreement will in any event include an expansion of the license to Manufacture Licensed Product in the Field and for use, sale, lease, rental and import in the Territory to be exercisable in the event of customary supply failure provisions by Nativis and continuation of such license in the event of bankruptcy as provided in Section 13.6 of this Agreement, within ninety (90) days following receipt of Regulatory Approval for the Licensed Product for use in the Field in the U.S. Following the execution of such Commercial Supply Agreement, the Parties will negotiate in good faith to enter into a quality agreement to be entered into between TPM and Nativis governing the Specifications and other technical aspects of such commercial supply of the Licensed Product.

21

CONFIDENTIAL

ARTICLE 7

FINANCIAL TERMS

7.1 Upfront Payment. In consideration for the licenses and rights granted to Teijin hereunder, Teijin will pay to Nativis a non-refundable, non-creditable payment in the amount of three million dollars (US$3,000,000) by wire transfer of immediately available funds into an account designated by Nativis within ten (10) business days from an approval by tax authority in Japan after Teijin’s receipt of the tax forms mentioned below.

7.2 Determination of Milestones Based on Reimbursed Pricing. At the time of first reimbursement fee determination by MHLW, as specified in Section 4.9, the Parties will meet and agree upon the Japan Reimbursement Rate. At that same time, the applicable milestone payment amounts (the “Adjustable Milestone Amount”) payable under Section 7.3 will be calculated as follows:

(a) If Japan Reimbursement Rate is less than or equal to US$13,500, then Adjustable Milestone Amount = US$0; or

(b) If Japan Reimbursement Rate is greater than US$13,500, then Adjustable Milestone Amount =

(i) US$5,000,000 multiplied by

(ii) (Japan Reimbursement Rate divided by US$57,500).

7.3 Milestone Payments. In further consideration for the licenses and rights granted to Teijin hereunder, Teijin will pay to Nativis the following non-refundable, non-creditable milestone payments set forth in the table below (as determined in accordance with Section 7.2) within thirty (30) days of the first achievement of the corresponding milestone.

Milestone Event	Milestone Payment (in US$)
Upon receipt of MAA Approval for the Licensed Product in the U.S.	$1,000,000

Upon receipt of Reimbursement Approval for the Licensed Product for use in the Field in the Territory	Adjustable Milestone Amount

First achievement of aggregate Calendar Year Gross Sales of the Licensed Product in the Field in the	Adjustable Milestone Amount

Territory exceeding fifteen million dollars ($15,000,000)

First achievement of aggregate Calendar Year Gross Sales of the Licensed Product in the Field in the Territory exceeding thirty million dollars ($30,000,000)	Adjustable Milestone Amount

22

CONFIDENTIAL

Any milestone payment payable by Teijin pursuant to this Section 7.3 will be made no more than once with respect to the achievement of each such milestone event.

7.4 Royalty Payments.

(a) Royalty Rate. Subject to this Section 7.4 and the other terms and conditions of this Agreement, in further consideration for the licenses and rights granted to Teijin under this Agreement, Teijin will pay to Nativis, on a Calendar Quarter basis, royalties on the quarterly Gross Sales of the Licensed Product in the Territory multiplied by the applicable percentage royalty rate as follows:

Reimbursement Approval for the Licensed Product in the Territory	Royalty Rate
If Japan Reimbursement Rate is less than or equal to US$13,500	0%

If Japan Reimbursement Rate is greater than US$13,500	10%

(b) Third Party Licenses. If, during the Term, Teijin determines that it is necessary to obtain a license from any Third Party to any Patent(s) in order to research, Develop, import, use, sell, Manufacture, have sold, or offer for sale, lease, rental the Licensed Product for use in the Field in the Territory, an amount equal to fifty percent (50%) of any license fees, royalties, milestone payments, and other payments paid to such Third Party under such license will be deducted from royalties otherwise due to Nativis under this Agreement; provided that in no event will such deduction reduce the royalties otherwise payable to Nativis under this Agreement by more than an amount equal to fifty percent (50%) in any Calendar Quarter. For clarity, any of such payments remaining unpaid as not fully deducted in a Calendar Quarter will be deducted in subsequent Calendar Quarters until they are deducted in full.

23

CONFIDENTIAL

(c) Royalty Term. Teijin’s obligation to make royalty payments pursuant to this Section 7.4 will commence upon Reimbursement Approval by MHLW and continue until the tenth (10th) anniversary of the Reimbursement Approval by MHLW of such Licensed Product (the “Initial Royalty Term”). Upon the ninth (9th) anniversary of the Reimbursement Approval by MHLW of the Licensed Product, the Parties will commence negotiating in good faith whether to extend the term of Teijin’s license granted in Section 2.1 beyond the Initial Royalty Term and the royalty rate for such extension (any extension of the term beyond the Initial Royalty Term, the “Extended Royalty Term”; and the Initial Royalty Term and Extended Royalty Term together, the “Royalty Term”). The Parties will each appoint managers from their respective business teams to negotiate in good faith the length of the Extended Royalty Term and the royalty rate for such Extended Royalty Term for a period of up to three (3) months. If the business managers are unable to reach an agreement by the end of the three (3)-month period, either Party may refer the matter to the Parties’ senior executives for resolution. If the senior executives are unable to resolve the matter within thirty (30) days of the matter being referred to them, then the matter shall be resolved in accordance with Section 14.3.

7.5 Reimbursements of Joint and Independent Work Costs.

(a) Joint Work Costs. No later than thirty (30) days after the beginning of each Calendar Quarter during which a Proposing Party will perform and pay in the first instance for any Joint Development Work, such Proposing Party will submit to the Non-Proposing Party a statement setting forth the Joint Work Costs incurred, including the Non-Proposing Party’s share (calculated in accordance with Section 4.6(b)(i)) of (i) estimated Joint Work Costs for the then current Calendar Quarter; (ii) variances from prior invoiced estimates and actual Joint Work Costs; and (iii) Joint Work Costs incurred by or on account of such Proposing Party in the past Calendar Quarter not previously invoiced. Such invoice will include a reasonably detailed report for such Joint Work Costs, including supporting documents. The Non-Proposing Party will pay the amount invoiced within thirty (30) days after receipt of such invoice. To the extent that the Parties have agreed to share the Joint Work Costs or the Non-Proposing Party performs and pays for any Joint Development Work, then the reconciliation and invoicing of Joint Work Costs shall apply mutatis mutandis.

(b) Independent Work Costs. Except as set forth in this Section 7.4(b), a Proposing Party will be solely responsible for all Independent Work Costs associated with such Party’s Independent Development Work. If the Non-Proposing Party elects to reimburse the Proposing Party for access and use of the Data generated by such Independent Development Work as provided in Section 4.6(b)(ii), the Non-Proposing Party will provide the Proposing Party written notice thereof. Upon the Proposing Party’s receipt of such notice, the Proposing Party will submit to the Non-Proposing Party a reasonably detailed invoice setting forth the Independent Work Costs incurred, including the Non-Proposing Party’s share (calculated in accordance with Section 4.6(b)(ii)). Such invoice will include a reasonably detailed report for such Independent Work Costs, including supporting documents. The Non-Proposing Party will pay the amount invoiced within thirty (30) days after receipt of such invoice.

7.6 Obligations under Existing Third Party Agreements. Nativis will be solely responsible for any and all payments, fees, or other costs payable under its agreements with Third Parties existing as of the Effective Date.

7.7 Taxes. All amounts payable to Nativis shall be paid without any reduction or offset for taxes. If any withholding taxes or stamp, VAT, foreign exchange, or other transfer taxes apply to payments payable to Nativis, then Teijin shall pay such taxes directly and shall increase the amounts payable to Nativis so that Nativis receives the full amount it would have received if no such taxes applied, provided that Nativis shall submit Teijin applicable tax forms in advance of the invoice for the avoidance of double taxation, in accordance with the Income Tax Convention between the United States and Japan.

24

CONFIDENTIAL

ARTICLE 8

PAYMENTS, BOOKS, AND RECORDS

8.1 Payment; Royalty Reports. Royalty payments due by Teijin to Nativis under Section 7.4 will be calculated and reported for each Calendar Quarter. All royalty payments due under Section 7.4 will be paid within thirty (30) days after the end of each Calendar Quarter and will be accompanied by a report setting forth the Gross Sales of the Licensed Product by Teijin and its Affiliates and Sublicensees in the Territory in sufficient detail to permit confirmation of the accuracy of the royalty payment made, including, the number of Licensed Products sold, the Gross Sales of Licensed Products, the royalties payable, the method used to calculate the royalties, the exchange rates used, any adjustments to royalties in accordance with Section 7.4(b), and whether any commercial milestone under Section 7.3 has been achieved. Promptly after the Effective Date, the Parties will agree on the form of royalty report. Teijin will submit a single report for all Gross Sales, including units of Licensed Product sold, during a Calendar Quarter, including all Teijin’s, its Affiliates’ and Sublicensees’ Gross Sales but will separately identify the Gross Sales and other information applicable to each entity.

8.2 Payment Currency; Currency Conversion. All references to dollars and “$” herein will refer to U.S. dollars. All payments hereunder will be payable in U.S. dollars. With respect to conversion of Gross Sales in Japanese yen to U.S. dollars, such conversion will be at the exchange rate equal to the U.S. dollar conversion rate for the Japanese yen as published by The Wall Street Journal, Western U.S. Edition, as published on the last business day of the Calendar Quarter in which the applicable Gross Sales were made. All payments owed under this Agreement will be made by wire transfer in immediately available funds to a bank and account designated in writing by Nativis, unless otherwise specified in writing by Nativis.

8.3 Taxes.

(a) Taxes on Income. Except as otherwise provided in this Section 8.3, each Party will be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the activities of the Parties under this Agreement.

25

CONFIDENTIAL

(b) Tax Cooperation. The Parties agree to cooperate with one another and use reasonable efforts to avoid or reduce tax withholding, transfer taxes, or similar obligations with respect to milestone payments, royalty payments, and other payments made by Teijin to Nativis under this Agreement. To the extent Teijin is required by Applicable Laws to deduct and withhold taxes on any payment to Nativis, Teijin will pay the amounts of such taxes to the proper governmental authority in a timely manner and promptly transmit to Nativis an official tax certificate or other evidence of such payment sufficient to enable Nativis to claim such payment of taxes. Nativis will provide Teijin any tax forms that may be reasonably necessary in order for Teijin to not withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty, to the extent legally able to do so. Nativis will use reasonable efforts to provide any such tax forms to Teijin in advance of the due date provided that Nativis may direct Teijin to temporarily hold a payment otherwise payable in order to avoid withholding taxes if Nativis is waiting for a required tax form to be issued by a governmental authority. Teijin will provide Nativis with reasonable assistance to enable the recovery, as permitted by Applicable Laws, of withholding taxes, transfer taxes, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of Nativis. Each Party agrees to assist the other Party in claiming exemption from such deductions or withholdings under double taxation or similar agreement or treaty from time to time in force and in minimizing the amount required to be so withheld or deducted.

(c) Taxes Resulting From a Party’s Action. Subject to Nativis submitting to Teijin applicable tax forms in advance of the invoice for the avoidance of double taxation in accordance with the Income Tax Convention between the United States and Japan, Teijin represents and warrants that, as of the Effective Date, (i) Teijin is not required by Applicable Law to deduct or withhold taxes on the upfront payment, milestone payments, royalty payments, and other payments payable to Nativis under this Agreement and (ii) no transfer taxes will be imposed on the foregoing payments under the laws of Japan. If a Party takes any action of its own discretion (i.e., not required by a Regulatory Authority), including any assignment, sublicense, change of place of incorporation, or failure to comply with Applicable Laws or filing or record retention requirements, which results in a withholding or deduction obligation or a transfer tax (“Withholding Tax Action”), then such Party will pay the sum associated with such Withholding Tax Action. For clarity, if Teijin undertakes a Withholding Tax Action, then the sum payable by Teijin (in respect of which such deduction or withholding is required to be made) will be increased to the extent necessary to ensure that Nativis receives a sum equal to the sum which it would have received had no such Withholding Tax Action occurred. Otherwise, the sum payable by Teijin (in respect of which such deduction or withholding is required to be made) will be made to Nativis after deduction of the amount required to be so withheld or deducted. If a change in Applicable Laws results in a withholding or deduction obligation absent either Party taking a Withholding Tax Action, then the amount of such withholding or deduction obligation will be paid by Teijin to the applicable governmental authority on behalf of Nativis in accordance with the provisions of Section 8.3(b). The Parties will use commercially reasonable efforts to invoke the application of any applicable bilateral income tax treaty that would reduce or eliminate otherwise applicable taxes with respect to payments payable pursuant to this Agreement.

8.4 Records. Teijin will keep, and require its Affiliates and Sublicensees to keep, complete, true, and accurate books of accounts and records for the purpose of determining the amounts payable to Nativis pursuant to this Agreement. Such books and records will be kept for such period of time required by law, but no less than at least five (5) years following the end of the Calendar Quarter to which they pertain. Such records will be subject to inspection in accordance with Section 8.5.

26

CONFIDENTIAL

8.5 Audits. Upon not less than ten (10) days’ prior written notice, Teijin will permit an independent, certified public accountant selected by Nativis and reasonably acceptable to Teijin, which acceptance will not be unreasonably withheld or delayed (for the purposes of this Section 8.5, the “Auditor”), to audit or inspect those books or records of Teijin, its Affiliates, and Sublicensees that relate to Gross Sales, Royalty Reports, Joint Work Costs, and Independent Work Costs for the sole purpose of verifying (a) the royalties payable hereunder in respect of Gross Sales, (b) the withholding taxes, if any, required by Applicable Law to be deducted as a payment by Teijin in respect of such Gross Sales, (c) the exchange rates used in determining the amount of U.S. dollars, and (d) the Joint Work Costs and Independent Work Costs payable hereunder. The Auditor will disclose to Nativis only the amount and accuracy of payments reported and actually paid or otherwise payable under this Agreement. The Auditor will send a copy of the report to Teijin at the same time it is sent to Nativis. Such inspections may be conducted during normal business hours no more than once each Calendar Year, and no more than once with respect to any particular period of time. Nativis will bear the full cost of such audit unless such audit discloses an underpayment of the amount actually owed of more than five percent (5%), in which case Teijin will bear the full out-of-pocket, external cost of such audit. Within thirty (30) days from the auditor’s report, Teijin will submit to Nativis any underpayment discovered in such audit, or Nativis will refund any amounts shown to have been overpaid, in each case as applicable.

8.6 Late Payment. Any amounts not paid when due under this Agreement will be subject to interest from and after the date payment is due through and including the date upon which such Party makes such payment at the annual interest rate of one and a half (1.5) percent (1.5%) compounded monthly; provided, however, that in no event will such rate exceed the maximum legal annual interest rate. The payment of such interest will not limit the Party entitled to receive payment from exercising any other rights it may have as a consequence of the lateness of any payment.

ARTICLE 9

INTELLECTUAL PROPERTY

9.1 Ownership of Intellectual Property.

(a) Nativis Technology and Teijin Technology. Nativis has and will retain all right, title, and interest in and to, the Nativis Technology. Teijin has and will retain all right, title, and interest in and to, the Teijin Technology.

(b) Ownership of Inventions. Ownership of all Inventions will be based on inventorship, as determined in accordance with the rules of inventorship under U.S. patent laws. Each Party will solely own any Inventions made solely by its or its Affiliates’ employees, agents, or independent contractors (“Sole Inventions”). The Parties will jointly own any Inventions that are made jointly by employees, agents, or independent contractors of one Party or its Affiliates together with employees, agents, or independent contractors of the other Party or its Affiliates (“Joint Inventions”). If a Teijin Sole Invention or a Joint Invention covers or is related to the Controller (collectively, the “Controller Inventions”), such Controller Inventions will be owned solely by Nativis and Teijin shall and hereby does assign to Nativis its right and interest in such Controller Inventions and such assigned Controller Inventions shall be included in the Nativis Technology licensed to Teijin pursuant to Section 2.1(a). To the extent a Party believes that any ownership or assignment of Controller Inventions pursuant to this Section 9.1(b) contravenes Applicable Laws, the Parties shall in good faith discuss the basis for such belief with appropriate experts at the time such issue arises.

27

CONFIDENTIAL

9.2 Patent Prosecution and Maintenance.

(a) Nativis Patents. Except as otherwise provided in this Section 9.2, Nativis will have the sole right and authority to prepare, file, prosecute, and maintain the Nativis Patents on a worldwide basis. Nativis will bear all costs of preparation, filing, prosecution, and maintenance of the Nativis Patents in the Territory. Nativis will provide Teijin reasonable opportunity to review and comment on such efforts, including by providing Teijin with a copy of material communications from any patent authority in the Territory regarding such Nativis Patents, and by providing drafts of any material filings or responses to be made to such patent authorities in advance of submitting such filings or responses.

(b) Nativis Abandonment. If Nativis determines in its sole discretion to abandon or not maintain any such Nativis Patent(s) in the Territory, then Nativis will provide Teijin with written notice of such determination within a period of time reasonably necessary to allow Teijin to determine its interest in such Nativis Patent(s). In the event Teijin provides written notice expressing its interest in obtaining such Nativis Patent(s), Nativis will assign and transfer, without any compensation, to Teijin the ownership of, and interest in, such Nativis Patent(s) in the Territory, at Teijin’s sole expense. Teijin will thereafter bear all costs of preparation, filing, prosecution, and maintenance of such assigned and transferred Patents in the Territory. In the event that Teijin decides to abandon or not maintain any such Patent(s), Teijin will promptly provide Nativis with written notice of such decision.

(c) Teijin Patents. Except as otherwise provided in this Section 9.2, Teijin will have the sole right and authority, in its sole discretion, to prepare, file, prosecute, and maintain the Teijin Patents on a worldwide basis at its own expense. Teijin will provide Nativis reasonable opportunity to review and comment on such efforts regarding Teijin Patents claiming any Teijin Inventions outside the Territory, including by providing Nativis with a copy of material communications from any patent authority regarding such Teijin Patents outside the Territory, and by providing drafts of any material filings or responses to be made to such patent authorities in advance of submitting such filings or responses.

(d) Teijin Abandonment. If Teijin determines in its sole discretion to abandon or not maintain any such Patent within the Teijin Patents anywhere in the world, then Teijin will provide Nativis with written notice of such determination within a period of time reasonably necessary to allow Nativis to determine its interest in such Teijin Patent(s). In the event Nativis provides written notice expressing its interest in obtaining such Teijin Patent(s), Teijin will assign and transfer, without any compensation, to Nativis the ownership of, and interest in, such Teijin Patent(s) in the applicable jurisdiction at Nativis’ sole expense. Nativis will thereafter bear all costs of preparation, filing, prosecution, and maintenance of such assigned and transferred Patent(s). For the avoidance of doubt, such transferred Patent(s) will be a part of the Nativis Patents licensed hereunder to Teijin upon Teijin’s payment to Nativis of the patent expenses incurred by Nativis in the Territory related thereto. In the event that Nativis decides to abandon or not maintain any such transferred Patent(s), Nativis will promptly provide Teijin with written notice of such decision.

28

CONFIDENTIAL

(e) Joint Patents.

(i) Initial Responsibility. Nativis will be responsible for the preparation, filing, prosecution, and maintenance of Joint Patents worldwide, subject to the rest of this Section 9.2(e). Nativis will be responsible for preparing, filing, prosecuting, and maintaining all Joint Patents, using a patent counsel selected by Nativis and reasonably acceptable to Teijin; provided that Teijin and Nativis will share equally the cost and expenses of the preparation, filing, prosecution, and maintenance of Joint Patents, and Teijin will reimburse Nativis for Teijin’s portion of such costs and expenses incurred by Nativis within thirty (30) days from the date of invoice for such costs and expenses by Nativis.

(ii) Cooperation. Nativis will consult with Teijin in preparing Joint Patent applications and will consider and adopt in good faith Teijin’s comments and suggestions prior to the filing of any Joint Patent application. Nativis will keep Teijin fully informed of progress with regard to the preparation, filing, prosecution, and maintenance of the Joint Patents in and outside the Territory. Nativis will:

(1) provide Teijin with a copy of the final draft of any proposed application at least thirty (30) days prior to filing the same in any patent office worldwide, unless otherwise agreed by patent counsel for both parties, and Nativis will consider in good faith any comments or revisions suggested by Teijin or its counsel;

(2) promptly provide Teijin with a copy of each patent application as filed, together with a notice of its filing date and serial number;

(3) provide Teijin with a copy of any action, communication, letter, or other correspondence issued by the relevant patent office within at least ten (10) days of receipt thereof, and Nativis will consult with Teijin regarding responding to the same and will consider in good faith any comments, strategies, and the like proposed by Teijin;

(4) provide Teijin with a copy of any response, amendment, paper, or other correspondence filed with the relevant patent office within ten (10) days of Nativis’ receipt of the as-filed document;

(5) promptly notify Teijin of the allowance, grant, or issuance of such Joint Patents; and

(6) consult with Teijin regarding the countries to be filed and maintained, the payment of annuities, taxes and maintenance fees for any such Joint Patents.

29

CONFIDENTIAL

(iii) Joint Patent Abandonment. In the event that Nativis desires to abandon or cease prosecution and/or maintenance of any Joint Patent, Nativis will provide reasonable prior written notice to Teijin of such intention to abandon (which notice will, to the extent possible, be given no later than ninety (90) calendar days prior to the next deadline for any action that must be taken with respect to such Joint Patent in the relevant patent office). In such case or if Nativis refuses to pay its share of costs related to any such Joint Patent, at Teijin’s sole discretion, upon written notice from Teijin, Teijin may elect to continue prosecution and/or maintenance of any such Joint Patent at its own expense, and Nativis will execute such documents and perform such acts, at Nativis’ expense, as may be reasonably necessary to effect an assignment of Nativis’ entire right, title, and interest in and to such Joint Patent to Teijin. Any such assignment will be completed in a timely manner to allow Teijin to continue prosecution and/or maintenance of any such Joint Patent. Any Patents so assigned will no longer be considered Joint Patents and will become Teijin Patents.

(iv) Teijin Declines Responsibility. If Teijin refuses to pay its share of costs related to any Joint Patent, upon written notice from Nativis, Teijin will assign its entire right, title, and interest in and to any such Joint Patent to Nativis. Any Patents so assigned will no longer be considered Joint Patents and will become Nativis Patents.

9.3 Infringement by Third Parties.

(a) Notice. In the event that either Nativis or Teijin becomes aware of any infringement or threatened infringement by a Third Party of any Patents that are subject to the prosecution, maintenance, or enforcement by a Party under this Agreement, it will notify the other Party in writing to that effect. Any such notice will include evidence to support an allegation of infringement or threatened infringement by such Third Party.

(b) Nativis Patents. Subject to this Section 9.3(b), Nativis has the first right, as between Nativis and Teijin, to bring and control any action or proceeding with respect to infringement of any Nativis Patent worldwide, at its own expense and by counsel of its own choice. Teijin has the right, at its own expense, to be represented in any such action by counsel of its own choice, and Nativis and its counsel will reasonably cooperate with Teijin and its counsel in strategizing, preparing, and presenting any such action or proceeding. If Nativis fails to bring an action or proceeding with respect to infringement of any Nativis Patent described in the preceding sentence within (i) one hundred twenty (120) days following the notice of alleged infringement or (ii) ten (10) days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, Teijin has the right, but not the obligation, to bring and control any such action at its own expense and by counsel of its own choice. Upon Teijin’s request, Nativis will timely join any such litigation and cooperate with Teijin in connection with such infringement action. Except as otherwise agreed to by the Parties as part of a cost-sharing arrangement, any recovery or damages realized as a result of such action or proceeding will be used first to reimburse the Parties’ documented out-of-pocket legal expenses relating to the action or proceeding, and any remaining damages relating to the Licensed Product (including without limitation, lost sales, leases, rentals or lost profits with respect to the Licensed Product) will be retained by the Party bringing suit, and if such Party is Teijin, such remaining damages will be deemed Gross Sales subject to the royalty provisions of Section 7.4.

30

CONFIDENTIAL

(c) Teijin Patents. Subject to this Section 9.3(c), Teijin has the first right (but not the obligation), as between Nativis and Teijin, to bring and control any action or proceeding with respect to infringement of any Teijin Patent worldwide, at its own expense and by counsel of its own choice and the right to retain all damages resulting from its enforcement action.

(d) Joint Patents. Any action or proceeding with respect to infringement of any Joint Patent worldwide may only be brought by both Parties, with the costs to be shared equally between the Parties. Except as otherwise agreed to by the Parties as part of a cost-sharing arrangement, any recovery or damages from an action or proceeding relating to Joint Patents will be used first to reimburse the Parties’ documented out-of-pocket legal expenses relating to the action or proceeding, and any remaining damages will be shared equally between the Parties.

(e) Cooperation. In the event a Party brings an infringement action in accordance with this Section 9.3, the other Party will cooperate fully, including, if required to bring such action, the furnishing of a power of attorney or being named as a party to such action.

9.4 Infringement of Third Party Rights. Each Party will promptly notify the other in writing of any allegation by a Third Party that the activity of either of the Parties pursuant to this Agreement infringes or may infringe the intellectual property rights of such Third Party. Nativis has the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by Nativis’ activities at its own expense and by counsel of its own choice, and Teijin has the right, at its own expense, to be represented in any such action by counsel of its own choice. Teijin has the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by Teijin’s activities at its own expense and by counsel of its own choice, and Nativis has the right, at its own expense, to be represented in any such action by counsel of its own choice.

9.5 Consent for Settlement. Neither Party will enter into any settlement or compromise of any action or proceeding under this Article 9 which would materially alter, diminish, or be in derogation of the other Party’s rights under this Agreement without the prior written consent of such other Party, which consent will not be unreasonably withheld.

9.6 Patent Term Extensions. The Parties will discuss and recommend for which, if any, of the Patents within the Nativis Patents and Teijin Patents the Parties should seek Patent Term Extensions in the Territory. Nativis, in the case of the Nativis Patents, and Teijin in the case of the Teijin Patents, has the final decision-making authority with respect to applying for any such Patent Term Extensions in the Territory; provided, however, that if in a particular country or jurisdiction in the Territory only one such Patent may obtain a Patent Term Extension, then the Parties will consult in good faith to determine which such Patent should be the subject of efforts to obtain a Patent Term Extension, and in any event Nativis’ decision on such matter will control in the case of a disagreement. The Party that does not apply for an extension hereunder will cooperate fully with the other Party in making such filings or actions, for example and without limitation, making available all required regulatory data and information and executing any required authorizations to apply for such Patent Term Extension. All expenses incurred in connection with activities of each Party with respect to the Patent(s) for which such Party seeks Patent Term Extensions pursuant to this Section 9.6 will be entirely borne by such Party.

31

CONFIDENTIAL

9.7 Patent Marking. Teijin (or its Affiliate, Sublicensee, or Distributor) will mark Licensed Products marketed and sold by Teijin (or its Affiliate, Sublicensee, or Distributor) hereunder with appropriate patent numbers or indicia designed by Nativis to the extent such markings or such notices would impact recoveries of damages or equitable remedies available under Applicable Law with respect to infringements of patents in the Territory.

9.8 Trademarks. Teijin will use the Nativis Trademarks selected by Nativis to Commercialize the Licensed Product in the Territory. Where Teijin reasonably believes the Nativis Trademark is not appropriate for commercial use, or if such Nativis Trademark is not approved for use in the Territory by the applicable Regulatory Authority, the Parties will agree on an alternative product trademark for such country and such alternative product trademark will be deemed a Nativis Trademark. In addition, unless prohibited by Applicable Laws, Teijin will include Nativis’ corporate trademark on the packaging and product information of the Licensed Products sold in the Territory to indicate that the Licensed Product is licensed from Nativis. All use of the Nativis Trademarks and Nativis corporate trademark will comply with Applicable Laws and regulations and will be subject to Nativis’ review and approval. For clarity, Teijin will also include its (or its Affiliate’s or Sublicensee’s) corporate logo in the Licensed Product sold in the Territory.

ARTICLE 10

CONFIDENTIALITY

10.1 Nondisclosure. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, during the Term and for seven (7) years thereafter, the receiving Party (the “Receiving Party”) will keep confidential and will not publish or otherwise disclose and will not use for any purpose other than as expressly provided for in this Agreement any Confidential Information of the other Party (the “Disclosing Party”), and both Parties will keep confidential and, subject to Sections 10.2, 10.3, and 10.4, will not publish or otherwise disclose the terms of this Agreement. Notwithstanding the foregoing, the Receiving Party’s obligation of confidentiality and restriction on use with respect to the Disclosing Party’s Confidential Information which derives economic value from not being generally known to public and is identified in writing by the Disclosing Party as trade secrets will continue perpetually for so long as such Confidential Information is unpublished by the Disclosing Party and no provision of Section 10.2(b), (c), or (d) applies to such Confidential Information. Each Party may use the other Party’s Confidential Information solely to the extent required to accomplish the purposes of this Agreement, including exercising such Party’s rights or performing its obligations under this Agreement. Each Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but no less than reasonable care) to ensure that its employees, agents, consultants, contractors, and other representatives do not disclose or make any unauthorized use of the Confidential Information of the other Party. Each Party will promptly notify the other Party upon discovery of any unauthorized use or disclosure of the Confidential Information of the other Party.

32

CONFIDENTIAL

10.2 Authorized Disclosure. The Receiving Party may disclose Confidential Information belonging to the Disclosing Party only to the extent such disclosure is reasonably necessary in the following instances:

(a) filing or prosecuting Patents as permitted by this Agreement;

(b) filing Regulatory Filings in order to obtain or maintain Regulatory Approvals;

(c) prosecuting or defending litigation, including responding to a subpoena in a Third Party litigation;

(d) complying with Applicable Laws or regulations (including regulations promulgated by securities exchanges) or court or administrative orders;

(e) to its Affiliates, Sublicensees or prospective Sublicensees, Third Party Partners, subcontractors or prospective subcontractors, payors, consultants, agents, and advisors on a “need-to-know” basis in order for the Receiving Party to exercise its rights or fulfill its obligations under this Agreement, each of whom prior to disclosure must be bound by obligations of confidentiality and restrictions on use of such Confidential Information that are no less restrictive than those set forth in this Article 10; provided, however, that, in each of the above situations, the Receiving Party will remain responsible for any failure by any Third Party who receives Confidential Information pursuant to this Section 10.2 to treat such Confidential Information as required under this Article 10; or

(f) to bona fide potential and actual investors, acquirors, merger partners, licensees, and other financial or commercial partners solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition, or collaboration, in each case under written obligations of confidentiality and non-use at least as stringent as those herein.

(g) Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Sections 10.2(b), (c), or (d), it will, except where impracticable, give at least thirty (30) days’ advance notice to the other Party of such disclosure, reasonably consider the comments of the other Party with respect to limiting such disclosure, and use efforts to secure confidential treatment of such Confidential Information at least as diligent as such Party would use to protect its own confidential information, but in no event less than reasonable efforts. In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder. Any information disclosed pursuant to Sections 10.2(b), (c), or (d) will remain the Confidential Information of the Disclosing Party and subject to the restrictions set forth in this Agreement, including the foregoing provisions of this Article 10.

33

CONFIDENTIAL

10.3 Public Announcements. The Parties agree to issue a joint press release substantially in a form agreed by the Parties and attached to this Agreement as Exhibit 10.3 announcing the signature of this Agreement at or shortly after the Effective Date, but in any event within the time-period as required by relevant securities laws. It is understood that each Party may desire or be required to issue subsequent press releases relating to this Agreement or activities hereunder. The Parties agree to consult with each other reasonably and in good faith with respect to the text and timing of any such press release prior to the issuance thereof, to the extent practicable, provided that a Party may not unreasonably withhold, condition, or delay consent to such releases by more than five (5) Business Days, and that either Party may issue such press releases or make such disclosures to the SEC or other applicable agency as it determines, based on advice of counsel, as reasonably necessary to comply with Applicable Laws or for appropriate market disclosure. Each Party will provide the other Party with advance notice of legally required disclosures to the extent practicable. The Parties will consult with each other on the provisions of this Agreement to be redacted in any filings made by a Party with the SEC or as otherwise required by Applicable Laws; provided that each Party will have the right to make any such filing as it reasonably determines necessary under Applicable Laws. In addition, following the initial joint press release announcing this Agreement, either Party will be free to disclose, without the other Party’s prior written consent, the existence of this Agreement, the identity of the other Party, and those terms of the Agreement which have already been publicly disclosed in accordance herewith.

10.4 Publications. Prior to public disclosure or submission for publication of a proposed publication describing the results of any scientific or clinical activity relating to the Licensed Product in the Field in the Territory, the Party disclosing or submitting such proposed publication (the “Publishing Party”) will send the other party (the “Reviewing Party”) a copy of the proposed publication to be submitted and will allow the Reviewing Party a reasonable time period (but no less than thirty (30) days from the date of confirmed receipt) in which to determine whether the proposed publication contains subject matter for which patent protection should be sought (prior to publication of such proposed publication) for the purpose of protecting an Invention, or whether the proposed publication contains the Confidential Information of the Reviewing Party. If the Reviewing Party believes that the subject matter of the proposed publication or other disclosure contains Confidential Information or a patentable invention of the Reviewing Party, then prior to the expiration of the applicable time period for review, the Reviewing Party will notify the Publishing Party in writing of its determination that such proposed publication or other disclosure, as applicable, contains such information or subject matter for which patent protection should be sought. Upon receipt of such written notice from the Reviewing Party, the Publishing Party will delay public disclosure of such information or submission of the proposed publication for an additional period of sixty (60) days (or such other time period mutually agreed by the Parties in writing) to permit preparation and filing of a patent application on the disclosed subject matter. The Publishing Party will thereafter be free to publish or disclose such information, except that the Publishing Party may not disclose any Confidential Information of the Reviewing Party in violation of Section 10.1.

ARTICLE 11

REPRESENTATIONS, WARRANTIES AND COVENANTS

11.1 Mutual Representations and Warranties. Each Party represents and warrants to the other that, as of the Effective Date: (a) it is duly incorporated and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof, (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action, (c) this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument, or understanding, oral or written, to which it is a Party or by which it may be bound, nor violate any material law or regulation of any court, governmental body, or administrative or other agency having jurisdiction over it, and (d) it has the right to grant the licenses granted by it under this Agreement.

34

CONFIDENTIAL

11.2 Debarment. Each Party represents, warrants, and covenants to the other Party that it is not debarred or disqualified under the U.S. Federal Food, Drug and Cosmetic Act, as may be amended, or comparable laws in any country or jurisdiction other than the U.S., and it does not, and will not during the Term, employ or use the services of any person who is debarred or disqualified, in connection with activities relating to any Licensed Product. In the event that either Party becomes aware of the debarment or disqualification or threatened debarment or disqualification of any person providing services to such Party, including the Party itself or its Affiliates or Sublicensees, that directly or indirectly relate to activities contemplated by this Agreement, such Party will immediately notify the other Party in writing and such Party will cease employing, contracting with, or retaining any such person to perform any such services.

11.3 Additional Teijin Covenants. Teijin covenants as follows:

(a) Teijin will comply in all material respects with all Applicable Laws related to its Commercialization of the Licensed Products.

(b) Teijin will Commercialize the Licensed Products solely within the Territory for use in the Field pursuant to the authority, rights, and licenses granted to Teijin under this Agreement. During the Term Teijin will not (i) Commercialize any Licensed Product outside of the Territory, (ii) provide any Licensed Product to any Third Party or Affiliate if Teijin has actual knowledge or reasonably believes that such Third Party or Affiliate, either directly or indirectly, is selling, or intends to sell such Licensed Product outside the Territory and (iii) expressly provide in each agreement with its Distributor that such Distributor will be subject to immediate termination in the event of a breach of the covenants in this Section 11.3(b) and (iv) immediately terminate any Distributor for a breach of the requirements of Section 11.3(b)(iii).

11.4 Additional Nativis Representations, Warranties, and Covenants. Nativis represents and warrants to Teijin that as of the Effective Date:

(a) Nativis Patent; Nativis Technology. Except as set forth on Schedule 11.4, Nativis owns, or has an exclusive license to, the Nativis Patents listed on Exhibit 1.51, and Exhibit

1.51 is a complete list of all patents and patent applications owned or Controlled by Nativis as of the Effective Date which claim or cover the Licensed Product, or any component thereof, or the use thereof in the Territory.

(b) Title; Encumbrances. Nativis has sufficient legal and/or beneficial title, ownership, or license, free and clear from any mortgages, pledges, liens, security interests, conditional and installment sale, lease, rental agreements, encumbrances, charges or claims of any kind, of the Nativis Technology to grant the licenses to Teijin as purported to be granted pursuant to this Agreement.

35

CONFIDENTIAL

(c) No Conflict. Nativis has not granted any assignment, license, covenant not to sue, or other similar interest or benefit, exclusive or otherwise, to any Third Party relating to any patent, know-how, or other proprietary right that conflicts with or limits the rights granted to Teijin hereunder or which falls within the scope of the licenses granted in Section 2.1.

(d) Non-Infringement of Third Party’s IP Rights. To Nativis’ Knowledge, the import, sale, lease, rental, or use of the Licensed Product in the Territory does not infringe any intellectual property rights of any Third Party existing as of the Effective Date.

(e) Non-Infringement of Nativis Technology by Third Parties. To Nativis’ Knowledge, Nativis is not aware of any activities by Third Parties that constitute infringement or misappropriation of the Nativis Technology within the Territory.

(f) No Claims of Third Party Rights. Nativis has not received any written notice, claim, or demand from any person or entity asserting that the research, development, use, or sale, lease, rental of the Licensed Product infringes a patent of a Third Party in the Territory.

(g) No Action or Claim. To Nativis’ Knowledge, there are no actual, pending, alleged, or threatened adverse actions, suits, claims, interferences, or formal governmental investigations involving the Licensed Product by or against Nativis, any of its Affiliates, distributors, licensees, or contractors in or before any court, governmental entity, or Regulatory Authority.

(h) Compliance. To Nativis’ Knowledge, Nativis, its Affiliates, distributors, licensees, and contractors have performed in all material respects development work, including manufacturing, supply, packaging, and distribution of clinical supplies, in compliance with all Applicable Laws; and there is no actual, pending, alleged, or threatened adverse action of any Regulatory Authority with respect to the Licensed Product.

(i) Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, OR ANY OTHER AGREEMENT CONTEMPLATED HEREUNDER, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND EACH PARTY EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND OF FITNESS FOR A PARTICULAR PURPOSE OR USE, NON-INFRINGEMENT, VALIDITY AND ENFORCEABILITY OF PATENTS, OR THE PROSPECTS OR LIKELIHOOD OF DEVELOPMENT OR COMMERCIAL SUCCESS OF THE PRODUCT.

ARTICLE 12

INDEMNIFICATION

12.1 Indemnification of Nativis. Teijin will indemnify, defend and hold harmless each of Nativis and its Affiliates and their respective directors, shareholders, officers, and employees (collectively, the “Nativis Indemnitees”) from and against any and all losses, liabilities, damages, penalties, fines, costs, and expenses (including reasonable attorneys’ fees and other expenses of litigation) (“Losses”) from any Third Party claims, actions, suits, or proceedings (each, a “Claim”) incurred by any Nativis Indemnitee, arising from, or occurring as a result of (a) the negligence or willful misconduct of Teijin, its Affiliates, Sublicensees, Distributors or other subcontractors; (b) the research, Development, and regulatory activities relating to the Licensed Product conducted by Teijin, its Affiliates, or Sublicensees, and (c) any breach of any representations, warranties, or covenants by Teijin under this Agreement; except in each case to the extent such Claim falls within the scope of Nativis’ indemnification obligations set forth in Section 12.2.

36

CONFIDENTIAL

12.2 Indemnification of Teijin. Nativis will indemnify, defend and hold harmless each of Teijin and its Affiliates and their respective directors, officers, employees, and agents (collectively, the “Teijin Indemnitees”), from and against any and all Losses from any Third Party Claims incurred by any Teijin Indemnitee, arising from, or occurring as a result of (a) the negligence or willful misconduct of Nativis or its Affiliates; and (b) any breach of any representations, warranties, or covenants by Nativis under this Agreement; except in each case to the extent such Claim falls within the scope of the indemnification obligations of Teijin set forth in Section 12.1.

12.3 Procedure. Each Party’s agreement to indemnify, defend, and hold harmless the other Party is conditioned on the indemnified Party: (a) providing written notice to the indemnifying Party of any Claim for which it is seeking indemnification hereunder promptly after the indemnified Party has knowledge of such Claim; (b) permitting the indemnifying Party to assume full responsibility to investigate, prepare for, and defend against any such Claim, except that the indemnified Party may cooperate in the defense at its own expense using its own counsel; (c) assisting the indemnifying Party, at the indemnifying Party’s reasonable expense, in the investigation of, preparation for, and defense of any such Claim; and (d) not compromising or settling such Claim without the indemnifying Party’s written consent. The indemnifying Party will not settle any Claim without the prior written consent of the indemnified Party, not to be unreasonably withheld, unless the settlement involves only the payment of money. If the indemnifying Party does not assume and conduct the defense of the Claim as provided above, (y) the indemnified Party may defend against and consent to the entry of any judgment or enter into any settlement with respect to the Claim in any manner the indemnified Party may deem reasonably appropriate (and the indemnified Party need not consult with, or obtain any consent from, the indemnifying Party in connection therewith), and (z) the indemnifying Party will remain responsible to indemnify the indemnified Party as provided in this Article 12. The failure to promptly notify the indemnifying Party after the commencement of any action with respect to a Claim will only relieve the indemnifying Party of its obligations under this Article 12 if and to the extent the indemnifying Party is actually prejudiced thereby.

12.4 Insurance. Each Party will procure and maintain insurance, including product liability insurance, adequate to cover its obligations hereunder and which are consistent with normal business practices of prudent companies similarly situated at all times during which any Licensed Product is being clinically tested in human subjects or commercially distributed or sold by such Party. It is understood that such insurance will not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 12. Each Party will provide the other Party with written evidence of such insurance upon request. Each Party will provide the other Party with written notice at least thirty (30) days prior to the cancellation, non-renewal, or material change in such insurance or self-insurance which materially adversely affects the rights of the other Party hereunder.

37

CONFIDENTIAL

12.5 Limitation of Liability. NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 12.5 IS INTENDED TO OR WILL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 12.1 OR SECTION 12.2, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS IN ARTICLE 10.

ARTICLE 13

Term and Termination

13.1 Term. This Agreement will commence on the Effective Date, and unless terminated earlier as provided in this Article 13, will continue in full force and effect until the end of the Royalty Term (the “Term”). The Clinical Supply Agreement and Commercial Supply Agreement, as applicable, will terminate upon any termination or expiration of this Agreement.

13.2 Early Termination.

(a) Mutual Agreement. The Parties may terminate this Agreement at any time by mutual written agreement of the Parties.

(b) By Teijin for Convenience. Teijin shall have the right to terminate this Agreement in its entirety, for any or no reason, upon one hundred eighty (180) days written notice to Nativis, provided that Teijin shall not have the right to exercise such right to terminate prior to Nativis’ receipt of the first FDA response specifying the potential approvability of the Licensed Product in the U.S. (including but not limited to an approval order, an approvable letter, a not approvable order and an order denying approval).

(c) Material Breach. Nativis will have the right to terminate this Agreement upon written notice to Teijin if Teijin, after receiving written notice from Nativis identifying a material breach by Teijin, fails to cure such breach within sixty (60) days from the date of such notice (or within thirty (30) days’ notice for any payment breach). Teijin will have the right to terminate this Agreement upon written notice to Nativis if Nativis, after receiving written notice identifying a material breach by Nativis of its obligations under this Agreement, fails to cure such breach within sixty (60) days from the date of such notice.

(d) Bankruptcy. Each Party will have the right to terminate this Agreement immediately in its entirety upon written notice to the other Party if such other Party makes a general assignment for the benefit of creditors, files an insolvency petition in bankruptcy, petitions for or acquiesces in the appointment of any receiver, trustee, or similar officer to liquidate or conserve its business or any substantial part of its assets, commences under the laws of any jurisdiction (the “Bankruptcy Laws”) any proceeding involving its insolvency, bankruptcy, reorganization, adjustment of debt, dissolution, liquidation or any other similar proceeding for the release of financially distressed debtors or becomes a party to any proceeding or action under the Bankruptcy Laws and such proceeding is not dismissed within sixty (60) days after the commencement thereof.

38

CONFIDENTIAL

(e) Termination for Safety Reasons. Teijin may terminate this Agreement in its entirety at any time during the Term immediately upon providing written notice to Nativis if any Regulatory Authority in the Territory requests that Teijin withdraw the Licensed Product from the market due to safety concerns.

13.3 Effects of Termination by Teijin for Safety Reasons. In the event this Agreement is terminated by Teijin pursuant to Section 13.2(e):

(a) Winding-Down of Development Activities. In the event there are any on- going clinical trials of the applicable Licensed Product(s) in the Field in the Territory,

(i) The Parties will negotiate in good faith and adopt a plan to wind- down the Development activities in an orderly fashion, with due regard for patient safety and the rights of any subjects that are participants in any clinical trials of the Licensed Products and take any actions it deems reasonably necessary or appropriate to avoid any human health or safety problems and in compliance with all Applicable Laws;

(ii) Each Party will perform its outstanding non-cancellable obligations under this Agreement that existed or accrued prior to the notice date of termination; and

(iii) All costs and expenses incurred in winding-down the Development activities with respect to the applicable Licensed Product(s) will be borne by Teijin; provided, however, that in no case will Teijin be obligated to pursue or support such activities for a period exceeding twelve (12) months after the date of notice of such termination.

(b) Teijin Regulatory Filings (including Marketing Approvals). Upon Nativis’ request and to the extent permitted by Applicable Laws, Teijin will transfer to Nativis or its designee any and all Regulatory Filings (including Marketing Approvals) that are owned by Teijin for the Licensed Products.

(c) License Grant by Teijin to Nativis. Teijin hereby grants Nativis, effective upon the effective date of such termination, a fully paid, royalty free, perpetual, irrevocable, exclusive license, with the right to grant Sublicensees (through multiple tiers), under any and all Patents and Know-How Controlled by Teijin or its Affiliates and incorporated into the Licensed Product at the time of such termination for Nativis to develop, make, have made, use, sell, offer for sale, lease, rental, and import Licensed Products in the Territory.

(d) Clinical Supply. Teijin has the right to cancel its order of the applicable Licensed Product under the Clinical Supply Agreement or Commercial Supply Agreement, as applicable, and Nativis may purchase back from Teijin any remaining supply of the Licensed Product at the same purchase price paid by Teijin.

39

CONFIDENTIAL

13.4 Effects of Termination for Cause by Nativis or Termination by Teijin Voluntarily. Upon the early termination of this Agreement by Teijin under Section 13.2(b) or termination by Nativis under Section 13.2(c) or 13.2(d), the following will apply:

(a) Winding Down of Development Activities. In the event there are any on- going clinical trials of the applicable Licensed Product in the Field in the Territory,

(i) The Parties will work together in good faith to adopt, and Nativis has the final decisional power with respect to, a plan to wind down the Development activities in an orderly fashion, with due regard for patient safety and the rights of any subjects that are participants in any clinical trials of the Licensed Products and take any actions it deems reasonably necessary or appropriate to avoid any human health or safety problems and in compliance with all Applicable Laws;

(ii) Each Party will perform its outstanding non-cancellable obligations under this Agreement that existed or accrued prior to the notice date of termination; and

(iii) All costs and expenses incurred from the effective date of the termination notice in winding down the Development activities with respect to the applicable Licensed Product will be borne solely by Teijin; provided, however, that in no case will Teijin be obligated to pursue or support such activities for a period exceeding twelve (12) months after the date of notice of such termination.

(b) Inventory. Teijin, its Affiliates, Distributors, and Sublicensees will continue, to the extent that Teijin, its Affiliates, Distributors, and Sublicensees continue to have stocks of usable Licensed Product, to fulfill orders received from customers for the Licensed Product in the Field in the Territory for up to six (6) months after the effective date of termination. Teijin will pay royalties to Nativis in accordance with Section 7.4 on the amount of Gross Sales of Licensed Product sold by Teijin, its Affiliates, Distributors, or Sublicensees after notice of termination and after the effective date of termination.

(c) Assignment of Regulatory Filings (including Marketing Approvals). At Nativis’ option, which will be exercised by written notice to Teijin, to the extent permitted under Applicable Laws, Teijin will assign or cause to be assigned to Nativis or its designee (or to the extent not assignable, Teijin will take all reasonable actions to make available to Nativis or its designee the benefits of) all Regulatory Filings (including INDs, NDAs, and Marketing Approvals) for the Licensed Product in the Territory, including all such Regulatory Filings made or owned by its Affiliates or Sublicensees. Nativis will notify Teijin before the effective date of termination whether the Regulatory Filings should be assigned to Nativis or its designee, and if the latter, identify the designee, and provide Teijin with all necessary details to enable Teijin to effect the assignment (or availability). If Nativis fails to provide such notification prior to the effective date of termination, Teijin has no obligation to assign the Regulatory Filings to Nativis.

(d) License Grant by Teijin to Nativis. Teijin hereby grants Nativis, effective upon the effective date of such termination, a fully paid, royalty free, perpetual, irrevocable, exclusive license, with the right to grant sublicensees (through multiple tiers), under any and all Patents and Know-How Controlled by Teijin or its Affiliates and incorporated into the Licensed Product at the time of such termination for Nativis to make, have made, use, sell, offer for sale, lease, rental and import Licensed Products in the Territory.

40

CONFIDENTIAL

(e) Supply. The Clinical Supply Agreement and, if applicable, Commercial Supply Agreement, will terminate upon the effective date of the termination of this Agreement.

(f) Transition. Teijin will use Commercially Reasonable Efforts to cooperate with Nativis and/or its designee to effect a smooth and orderly transition in the Development, sale, lease, rental and marketing, promotion, and Commercialization of the Licensed Product in the Territory during the notice and the wind-down periods.

13.5 Effects of Termination for Cause by Teijin. Upon termination of this Agreement by Teijin under Section 13.2(c) or 13.2(d) the following will apply (in addition to any other rights and obligations under this Agreement with respect to such termination):

(a) Winding Down of Development Activities. In the event there are any on- going clinical trials of the applicable Licensed Product(s) in the Field in the Territory,

(i) The Parties will work together in good faith to adopt, and Teijin will have the final decisional making authority with respect to, a plan to wind down the Development activities in an orderly fashion, with due regard for patient safety and the rights of any subjects that are participants in any clinical trials of the Licensed Products and take any actions it deems reasonably necessary or appropriate to avoid any human health or safety problems and in compliance with all Applicable Laws;

(ii) Each Party will perform its outstanding non-cancellable obligations under this Agreement that existed or accrued prior to the notice date of termination; and

(iii) All costs and expenses incurred from the effective date of the termination notice in winding down the Development activities with respect to the applicable Licensed Product will be borne solely by Nativis; provided, however, that in no case will Nativis be obligated to pursue or support such activities for a period exceeding twelve (12) months after the date of notice of such termination.

(b) License under Nativis Technology. All licenses granted by Nativis to Teijin pursuant to Section 2.1 will terminate; provided, however, that Teijin may elect to have all or any portion of the licenses granted to Teijin pursuant to Section 2.1 (and pursuant to the Clinical Supply Agreement or Commercial Supply Agreement, if applicable) continue, in which case Teijin’s obligations to Nativis under Article 7 of this Agreement and Nativis’ rights under Article 7 will continue; provided that in such event Teijin may offset the amount of Teijin’s Losses resulting from Nativis’ breach of this Agreement against any amounts owed to Nativis pursuant to Article 7 of this Agreement.

41

CONFIDENTIAL

13.6 Rights Upon Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Nativis (and pursuant to the Clinical Supply Agreement or Commercial Supply Agreement, if applicable) are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code (the “Bankruptcy Laws”), licenses of right to “intellectual property” as defined under Section 101 of the Bankruptcy Laws. The Parties agree that Teijin, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the Bankruptcy Laws. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against Nativis under the Bankruptcy Laws, Teijin will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in Teijin’s possession, will be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon Teijin’s written request therefor, unless Nativis elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under clause (a), following the rejection of this Agreement by Nativis upon written request therefor by Teijin.

13.7 Return of Confidential Information. Upon termination or expiration of this Agreement, except to the extent necessary or reasonably useful for a Party to exercise its rights under any license surviving such termination or expiration, each Party will promptly return to the other Party, or delete or destroy, all relevant records and materials in such Party’s possession or control containing Confidential Information of the other Party; provided that such Party may keep one copy of such materials for archival purposes only.

13.8 Survival. The following provisions will survive any expiration or termination of this Agreement: Articles 1 (Definitions), 10 (Confidentiality), 12 (Indemnification), 14 (Dispute Resolution), and 15 (General Provisions), and Sections 2.3 (License Grant to Nativis), 2.6 (No Implied License), 8.4 (Records), 8.5 (Audits), 9.1 (Ownership of Intellectual Property), 13.3-13.5 (Effects of Termination; in each case to the extent applicable), and 13.8 (Survival).

ARTICLE 14

DISPUTE RESOLUTION

14.1 Dispute Resolution Process. The Parties recognize that disputes as to certain matters may from time to time arise during the Term that relate to interpretation of a Party’s rights and/or obligations hereunder or any alleged breach of this Agreement. If the Parties cannot resolve any such dispute within thirty (30) days after written notice of a dispute from one Party to another, either Party may, by written notice to the other Party, have such dispute referred to the Chief Executive Officer of Nativis and the General Manager of Healthcare Business Group of Teijin (collectively, the “Senior Executives”). The Senior Executives will negotiate in good faith to resolve the dispute within thirty (30) days.

14.2 Arbitration. If the Senior Executives are not able to resolve such dispute referred to them under Section 14.1 within such thirty (30) day period, such dispute will be resolved through binding arbitration, which arbitration may be initiated by either Party at any time after the conclusion of such period, on the following basis:

(a) The arbitration will be conducted in accordance with the JAMS’ Streamlined Arbitration Rules and Procedures then in effect (the “JAMS Rules”), and judgment on the arbitration award may be entered in any court having jurisdiction thereof. The arbitrator will have the right to conduct discovery in accordance with the provisions as would be permitted by the U.S. Federal Rules of Civil Procedure. The arbitration will be governed by the procedural and substantive law set forth in this Section 14.2 and will be governed by the United States Arbitration Act, 9 U.S.C. §§1-16 to the exclusion of any inconsistent state laws.

42

CONFIDENTIAL

(b) The arbitrators shall have no additional authority or power to grant an award or hand down a decision or judgment other than enforcement of the rights that may accrue or have accrued to a Party pursuant to the express terms of this Agreement with respect to the matters that are the subject of the arbitration.

(c) The arbitration will be conducted by a panel of three persons experienced in the pharmaceutical business: within thirty (30) days after initiation of arbitration, each Party will select one person to act as arbitrator and the two Party-selected arbitrators will select a third arbitrator within thirty (30) days of their appointment. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator will be appointed by JAMS. The place of arbitration will be San Francisco, California, and all proceedings and communications will be in English.

(d) Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award. The arbitrators have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages.

(e) Each Party will bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrators’ fees and any administrative fees of arbitration.

(f) Except to the extent necessary to confirm an award or as may be required by Applicable Law, neither Party nor any arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties.

(g) In no event will an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy, or claim would be barred by the applicable California statute of limitations.

(h) The Parties agree that, in the event of a dispute over the nature or quality of performance under this Agreement, neither Party may terminate this Agreement until final resolution of the dispute through arbitration or other judicial determination. The Parties further agree that any payments made pursuant to this Agreement pending resolution of the dispute will be refunded if an arbitrator or court determines that such payments are not due.

(i) Notwithstanding the foregoing, this Section 14.2 will not apply to any dispute, controversy, or claim that concerns the validity, enforceability, or infringement of any patent, trademark, or copyright.

43

CONFIDENTIAL

14.3 Baseball Arbitration. If the senior executives are unable to resolve any matter relating to the Royalty Extension Term as provided for in Section 7.4(c), such matter shall be finally decided by “baseball-style” arbitration in accordance with the following procedures:

(a) Either Party may send the other Party a written notice that it wishes to resolve the matter by using a neutral Third Party who is an expert with at least fifteen (15) years of experience in area of the matter (the “Neutral Expert”). The date of the other Party’s receipt of such written notices shall be the “Notice Date.”

(b) Within fifteen (15) Business Days of the Notice Date, each Party shall notify the other Party in writing of its appointed expert (each, a “Representative Expert”). The Representative Expert for each Party shall jointly appoint the Neutral Expert within fifteen (15) Business Days.

(c) Within ten (10) Business Days after the appointment of the Neutral Expert, each Party shall submit to the other Party and the Neutral Expert a written summary regarding its position with respect to the matter (the “Proposal”), along with a memorandum in support thereof (the “Support Memorandum”). Within fifteen (15) Business Days after receipt of the other Party’s Support Memorandum, each Party may submit to the Neutral Expert (with a copy to the other Party) a rebuttal to the other Party’s Support Memorandum. Neither Party may have communications (either written or oral) with the Neutral Expert other than for the sole purpose of engaging the Neutral Expert or as expressly permitted in this Section 14.3 or as directed by the Neutral Expert. Within fifteen (15) Business Days following receipt of each Party’s rebuttal to the other Party’s Support Memorandum, the Neutral Expert shall hold a hearing of such manner and duration as the Neutral Expert may determine, including testimony and cross-examination as the Neutral Expert may direct. Within ten (10) Business Days following the conclusion of such hearing, the Neutral Expert shall select in whole the Proposal that he or she believes most accurately reflects industry norms for a similar arm’s-length transaction. The decision of the Neutral Expert shall be final, binding, and not appealable.

(d) The Party whose submission is not selected shall be solely responsible for the expenses and fees of the Neutral Expert.

ARTICLE 15

GENERAL PROVISIONS

15.1 Governing Law. This Agreement and all questions regarding the existence, validity, interpretation, breach, or performance of this Agreement, will be governed by, and construed and enforced in accordance with, the laws of the State of New York, United States, without reference to its conflicts of law principles.

44

CONFIDENTIAL

15.2 Force Majeure. A Party will be excused from the performance of its obligations under this Agreement, other than the obligation to make monetary payments, and neither Party will be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement, to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice thereof to the other Party. Such excuse will be continued so long as the condition constituting a force majeure event continues and the nonperforming Party uses reasonable efforts to remove the condition. For purposes of this Agreement, a force majeure event will include conditions beyond the reasonable control and without the fault of a Party, such as an act of God, voluntary or involuntary compliance with any regulation, law, or order of any government, war, an act of terrorism, civil commotion, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm, or like catastrophe, inability to procure necessary raw materials in a commercially reasonable manner or default of suppliers or sub-contractors; provided, however, the payment of invoices due and owing hereunder may not be delayed by the payor because of a force majeure affecting the payor.

15.3 Waiver of Breach. No delay or waiver by either Party of any condition or term hereunder in any one or more instances will be construed as a further or continuing waiver of such condition or term or of any other condition or term in this Agreement. Any waiver by a Party of a particular term or condition will be effective only if set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition.

15.4 Further Actions. Each Party agrees to execute, acknowledge, and deliver such further instruments, and to perform all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

15.5 Affiliates; Continuing Responsibility. Each Party may discharge any obligation and exercise any right hereunder through any of its Affiliates (without an assignment of this Agreement); provided that with respect to Teijin, Section 2.4(a) will apply with respect to Teijin’s exercise of any of its licensed rights hereunder.

15.6 Severability. In the event any provision of this Agreement is adjudicated invalid, illegal, or unenforceable by a court of competent jurisdiction, the Parties will use their best efforts to replace the invalid, illegal, or unenforceable provision with a valid, legal, and enforceable provision that most closely reflects the original intent of the Parties. All other provisions of this Agreement will not in any way be affected or impaired by such adjudication and will remain in full force and effect.

15.7 Entire Agreement; Amendment. This Agreement, including the exhibits, contains the entire understanding of the Parties with respect to the subject matter herein. This Agreement supersedes all prior and contemporaneous agreements and communications of the Parties, whether oral, written, or otherwise, concerning any and all matters contained herein. Except as expressly set forth herein, this Agreement may be amended or modified only by a written instrument executed by authorized representatives of each Party.

45

CONFIDENTIAL

15.8 Notices. Any notice or communication required or permitted under this Agreement will be in writing in the English language, delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by internationally-recognized courier or sent by registered or certified mail, postage prepaid to the following addresses of the Parties (or at any address such Party may designate by prior written notice to the other Party in accordance with this Section 15.8):

If to Nativis, notices must be addressed to:

Nativis, Inc.

425 Pontius Avenue North, Suite 200

Seattle, WA 98109 U.S.A

Attention: President and CEO Tel: +1 206-708-2288, ext. 122

Fax: +1 206-238-9669

With a copy to (which will not constitute notice):

Nativis, Inc.425 Pontius Avenue North, Suite 200

Seattle, WA 98109

U.S.A

Attention: SVP General Counsel

Tel: +1 206-708-2288, ext. 105

Fax: +1 206-238-9669

If to Teijin, notices must be addressed to:

Teijin Pharma Limited

2-1, Kasumigaseki 3-chome, Chiyoda-ku,

Tokyo 100-8585, Japan

Attention: General Manager of Home Healthcare Business Planning Department

Tel: +81 3-3506-4458

Fax: +81 3-3506-4440

With a copy to (which will not constitute notice):

Squire Patton Boggs (US) LLP

275 Battery Street, Suite 2600

San Francisco, CA 94111-3492

Attn: Noriyuki Shimoda, Esq.

Tel: (415) 383-9894

Fax (415) 393-9887

Any such notice will be deemed to have been given (a) when delivered if personally delivered; (b) on the next Business Day after dispatch if sent by confirmed facsimile or by internationally-recognized overnight courier; and/or (c) on the fifth (5th) Business Day following the date of mailing if sent by mail or other internationally-recognized courier. Notices hereunder will not be deemed sufficient if provided only between or among each Party’s representatives on the JSC.

46

CONFIDENTIAL

15.9 Assignment. Neither this Agreement nor any obligation of a Party hereunder may be assigned by either Party without the prior written consent of the other Party; provided, however, that either Party may assign this Agreement in its entirety without such consent to (i) any of its Affiliates, or (ii) any purchaser of all, or substantially all, of its assets to which this Agreement relates, or (iii) any successor corporation resulting from any merger, consolidation, share exchange, or other similar transaction provided that any such successor corporation will assume all obligations of its assignor under this Agreement and provided further that either Party may assign or sell its rights to receive any amounts due hereunder. This Agreement will inure to the benefit of Nativis and Teijin and their respective successors and permitted assigns. Any assignment of this Agreement that is not made in accordance with this Section 15.9 will be null and void and of no legal force or effect.

15.10 Relationship of the Parties. Nothing in this Agreement or any action which may be taken pursuant to its terms is intended, or will be deemed, to establish a joint venture, agency, or partnership between Teijin and Nativis. Neither Party to this Agreement has any express or implied right or authority to assume or create any obligations on behalf of, or in the name of, the other Party, or to bind the other Party to any contract, agreement or undertaking with any Third Party, without the prior written consent of the other Party.

15.11 Interpretation. The headings of clauses contained in this Agreement preceding the text of the sections, subsections, and paragraphs hereof are inserted solely for convenience and ease of reference only and will not constitute any part of this Agreement, or have any effect on its interpretation or construction. All references in this Agreement to the singular will include the plural where applicable. Unless otherwise specified, references in this Agreement to any Article will include all Sections, subsections, and paragraphs in such Article, references to any Section will include all subsections and paragraphs in such Section, and references in this Agreement to any subsection will include all paragraphs in such subsection. The word “including” and similar words means including without limitation. The word “or” means “and/or” unless the context dictates otherwise because the subject of the conjunction are mutually exclusive. The words “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision. All references to days in this Agreement mean calendar days, unless otherwise specified. Ambiguities and uncertainties in this Agreement, if any, will not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist. This Agreement has been prepared in the English language and the English language will control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral, or other communications between the Parties regarding this Agreement will be in the English language.

15.12 Counterparts. This Agreement may be executed in any number of counterparts each of which will be deemed an original, and all of which together will constitute one and the same instrument.

15.13 Specific Performance. Each Party hereto acknowledges that the other Party hereto will have no adequate remedy at law if it fails to perform any of its obligations under this Agreement. In such event, each of the Parties hereto agrees that the other Party hereto will have the right, in addition to any other rights it may have (whether at law or in equity), to specific performance of this Agreement without the necessity of posting a bond or proving the inadequacy of monetary damages as a remedy and to obtain injunctive relief against any breach of this Agreement. In the event of a breach, the Parties further agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to applicable law or inequitable for any reason.

{Signature Page Follows}

47

CONFIDENTIAL

IN WITNESS WHEREOF, the Parties have executed this Exclusive License Agreement as of the Effective Date.

Nativis, Inc.		Teijin Limited

By:		By:
Name:	Chris E. Rivera	Name:	Hiroshi Uno
Title:	President and CEO	Title:	General Manager of Healthcare Business Group

{Signature Page to Exclusive License Agreement}

Exhibit 1.51

Nativis Patents

COUNTRY	SERIAL NO.	FILING DATE	PAT. NO.	ISSUE DATE	TITLE	STATUS

Japan	2003-580829	March 28, 2003	4425639	December 18, 2009	SYSTEM AND METHOD FOR CHARACTERIZING A SAMPLE BY LOW-FREQUENCY SPECTRA	Granted
Japan	2006-534425	October 8, 2004	4425922	December 18, 2009	SYSTEM AND METHOD FOR CHARACTERIZING A SAMPLE BY LOW-FREQUENCY SPECTRA	Granted
Japan	2007523775	July 27, 2005	5624708	October 3, 2014	SYSTEM AND METHOD FOR PRODUCING CHEMICAL OR BIOCHEMICAL SIGNALS	Granted
Japan	2007-523767	July 27, 2005	4726900	April 22, 2011	SYSTEM AND METHOD FOR COLLECTING, STORING, PROCESSING, TRANSMITTING AND PRESENTING VERY LOW AMPLITUDE SIGNALS	Granted
Japan	2015-521824	July 9, 2015; July 11, 2013 (parent PCT filing date)			MINIATURIZED MOLECULAR INTERROGATION AND DATA SYSTEM	Pending
Japan	2016-503310	September 14, 2015; March 15, 2014 (parent PTC filing date)			CONTROLLER AND FLEXIBLE COILS FOR ADMINISTERING THERAPY, SUCH AS FOR CANCER THERAPY	Pending

Exhibit 1.53

Nativis Trademarks

1)

2)

3)

EXCLUSIVE LICENSE AGREEMENT

Exhibit 10.3

Form of Press Release

Nativis Enters Into Exclusive Licensing Agreement for Glioblastoma Multiforme in Japan

Seattle, Washington, April 4, 2017 – Nativis Inc. (Nativis), a clinical stage life science bio- electronic company developing non-invasive, safe and highly effective treatments for cancers and other serious diseases, today announced that the company has entered into an exclusive licensing agreement for the development and commercialization of Nativis’ proprietary ultra-low Radio Frequency Energy (ulRFE™) technology for the potential treatment of Glioblastoma Multiforme (GBM) in the Japanese market, with Teijin Limited (Teijin), a comprehensive Japanese company expanding businesses in high-performance materials, pharmaceuticals, home healthcare, product converting and information technology.

Under the terms of the agreement, Teijin will receive an exclusive license to the Nativis Voyager® System for the indication of GBM in Japan. Nativis will receive an undisclosed upfront payment, payments based on the achievement of specific regulatory and commercial milestones, and royalties on the sales of the product in Japan. Teijin will sublicense its rights under the agreement to Teijin Pharma Limited (Teijin Pharma), Teijin’s wholly-owned subsidiary and the core company of Teijin Group’s healthcare business, under which Teijin Pharma will develop and commercialize the licensed technology in Japan.

Nativis and Teijin also anticipate expansion of the scope of the alliance and will continue discussions for potential licensing opportunities of the Nativis ulRFE™ technology for other indications in Japan.

“We are very pleased to enter into this exclusive licensing agreement with Teijin for GBM; the company has a strong track record of successfully commercializing pharmaceuticals and medical devices in Japan. We believe that this partnership further validates our technology, while their investment in Nativis reinforces our belief in the broader potential of the Voyager platform. With their support, we look forward to further developing and refining the Voyager System for GBM, as well as additional indications in the future,” commented Chris Rivera, President and Chief Executive Officer of Nativis. “This agreement also brings us one step closer to reaching our goal of becoming cash flow positive through strategic partnerships and licenses, and we are excited to work closely with Teijin to bring the Voyager System to market in Japan.”

About the Teijin Group

Teijin (TSE: 3401) is a technology-driven global group offering advanced solutions in the areas of environmental value; safety, security and disaster mitigation; and demographic change and increased health consciousness. Its main fields of operation are high-performance fibers such as aramid, carbon fibers & composites, healthcare, films, resin & plastic processing, polyester fibers, products converting and IT. The group has some 150 companies and around 19,000 employees spread out over 20 countries worldwide. It posted consolidated sales of JPY790.7 billion (USD 7.4 billion) and total assets of JPY 823.4 billion (USD 7.7 billion) in the fiscal year ending March 31, 2016.

About Nativis, Inc.

Founded in 2002 and headquartered in Seattle, WA, Nativis is a clinical-stage bio-electronics company. Nativis has invented and patented a groundbreaking technology that utilizes precisely targeted, ultra-low radio frequency energy (ulRFE) to specifically regulate metabolic pathways on the molecular and genetic levels – without chemicals, radiation or drugs – delivered via a simple- to-use non-invasive device called Nativis Voyager®. The company’s goal is to transform disease treatment on a global scale with ulRFE that can potentially be applied to a wide range of conditions and other human health-related needs (together with other applications including agriculture, bio- fuels and veterinary medicine, to name a few). Nativis’ initial focus is on the treatment of patients with brain cancer (initially, recurrent glioblastoma), who are not well served by conventional standard of care therapies, which often result in poor outcomes and devastating side effects. Additional pre-clinical work is being completed for melanoma, lung cancer, liver cancer, inflammatory disease and chronic pain.

Nativis Contact:

Corporate Communications

Nativis, Inc.

corporate@nativis.com

Schedule 11.4

Non-exclusive license agreement dated March 16, 2004 between Nativis (formerly known as WavBank, Inc.) and DigiBio S.A.

NON-EXCLUSIVE PATENT LICENSE AGREEMENT

This NON-EXCLUSIVE PATENT LICENSE AGREEMENT ("Agreement") dated as of March 16, 2004 ("Effective Date"), is made and entered into by and between WavBank, Inc. ("WavBank") and DigiBio S.A. ("DigiBio"). Each of WavBank and DigiBio is sometimes referred to in this Agreement as a "Party"; both of WavBank and DigiBio are sometimes referred to in this Agreement together as "Parties."

Recital

DigiBio desires to license to WavBank, and WavBank desires to license from DigiBio, all of DigiBio's rights in the Patents (as defined below), all subject to the terms and conditions of this Agreement.

Agreement

The Parties, therefore, in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, agree as follows:

Section 1. Definitions

Capitalized terms used in this Agreement, unless otherwise defined herein, have the meanings set forth below:

"Patents" means (a) any and all patents, patent applications or patent rights (including patents that have issued or may issue on applications whose subject matter in whole or in part is entitled to the benefit of the filing date(s) of any such patents or applications on which they are based), irrespective of field of use, owned or controlled by DigiBio, including, without limitation, those patents and patent claims listed in the attached Appendix A, which appendix is by this reference incorporated herein, and (b) all continuations, continuations-in-part, divisions, substitutions, reissues, renewals and reexaminations or extensions of any kind, in any jurisdiction in the world, of any of the foregoing.

"Term" means the period commencing on the Effective Date and ending on the last day of the calendar year in which occurs the latest expiration date of all of the Patents.

NON-EXCLUSIVE PATENT LICENSE AGREEMENT PAGE 1
[/BA040700010Sign1]

Section 2. License

2.1 Grant of License. During the Term, DigiBio grants to WavBank, and WavBank accepts from DigiBio, the irrevocable, non-exclusive right and license to make, have made, use and sell throughout the world any products or services falling within the claims of the Patents. DigiBio shall not grant any rights in, to, under or with respect to the Patents to any third party that are in conflict with the rights licensed to WavBank under this Agreement.

2.2 Ownership of Improvements. Any inventions by WavBank and intellectual property based on the Patents related to WavBank's business, including any patents issuing therefrom, shall be owned exclusively by WavBank.

Section 3. Compensation

3.1 Compensation Amounts. As full compensation for the rights and license granted by DigiBio to WavBank under this Agreement, WavBank shall pay to DigiBio the following amounts:

(a) On the Effective Date, WavBank shall pay to DigiBio an amount equal to thirty thousand Euros (€30,000.00).

(b) On or before each of the following dates, WavBank shall pay to DigiBio an amount equal to seven thousand Euros (€7,000.00): May 16, 2004; June 16, 2004; July 16, 2004; August 16, 2004; September 16, 2004; October 16, 2004; November 16, 2004; and December 16, 2004.

(c) On or before each anniversary of the Effective Date through March 16, 2010, WavBank shall pay to DigiBio the following amounts:

Date	Amount
March 16, 2005	€70,000.00
March 16, 2006	€69,000.00
March 16, 2007	€70,000.00
March 16, 2008	€69,000.00
March 16, 2009	€68,000.00
March 16, 2010	€68,000.00

NON-EXCLUSIVE PATENT LICENSE AGREEMENT
[/BA040700010Signi1]
PAGE 2

In addition, WavBank shall pay to DigiBio on or before each anniversary of the Effective Date through March 16, 2010, an amount (in Euros), determined by WavBank applying accounting principles generally accepted in the United States, equal to six percent (6%) of the net profits (*e.g.*, net of taxes, losses, reserves, costs, and expenses) from the sale of WavBank products and services for the fourth quarter, first quarter, second quarter and third quarter preceding such payment date (but excluding the fourth quarter of the calendar year immediately preceding such payment date). By way of example, if a payment date occurs in March 2006, for that payment date WavBank's net profits would be determined based on the fourth quarter of calendar year 2004 and on the first, second and third quarters of calendar year 2005.

(d) On or before the seventh anniversary of the Effective Date (March 16, 2011) and each anniversary of the Effective Date thereafter through March 16, 2018, WavBank shall pay to DigiBio an amount equal to sixty-two thousand five hundred Euros (€62,500.00).

3.2 Payment. Payments referred to in Section 3.1 shall be made by wire transfer of immediately available funds into such account as DigiBio may designate to WavBank in writing for such purpose.

Section 4. Representations and Warranties

4.1. By Digibio. DigiBio represents and warrants to WavBank throughout the Term as follows:

(a) Digibio is duly organized and validly existing under the laws of its jurisdiction of organization or incorporation and, if relevant under such laws, in good standing;

(b) DigiBio has the power to execute this Agreement, to deliver this Agreement and to perform all of its obligations under this Agreement, has taken all necessary action to authorized such execution, delivery and performance, and each person signing this Agreement for DigiBio is authorized to so sign;

(c) The execution, deliver and performance of this Agreement do not violate or conflict with any law applicable to DigiBio, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to DigiBio or any of its assets or any contractual restriction binding on or affecting any of DigiBio's assets;

(d) All governmental and other consents that are required to have been obtained by DigiBio with respect to this Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with;

NON-EXCLUSIVE PATENT LICENSE AGREEMENT
[/BA040700010Signit]
PAGE 3

(e) DigiBio's obligations under this Agreement constitute its legal, valid and binding obligations, enforceable against DigiBio in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general application, regardless of whether enforcement is sought in a proceeding in equity or at law);

(f) There is not pending or, to DigiBio's knowledge, threatened against DigiBio any action, suit or proceeding at law or in equity or before any court, tribunal, governmental body, agency or official or any arbitrator that is likely to affect the legality, validity or enforceability against DigiBio of this Agreement or DigiBio's ability to perform its obligations under this Agreement;

(g) Appendix A contains a true and accurate list of all of the Patents and all applications, filings and other formal actions made or taken pursuant to national or federal, and local, laws, whether of France, the United States or any other country, by DigiBio that relate to the Patents;

(h) DigiBio has all rights and authority to grant WavBank the rights and license contemplated by this Agreement with respect to the Patents without the consent of any third party or accounting to any third party; and

(i) To DigiBio's knowledge, the inventions and technology claimed in the Patents do not and will not violate, misappropriate or infringe any trade secret or any patent or other intellectual property or proprietary right of any other party.

4.2. By WavBank. WavBank represents and warrants to DigiBio throughout the Term as follows:

(a) WavBank is duly organized and validly existing under the laws of its jurisdiction of organization or incorporation and, if relevant under such laws, in good standing;

(b) WavBank has the power to execute this Agreement, to deliver this Agreement and to perform all of its obligations under this Agreement, has taken all necessary action to authorized such execution, delivery and performance, and each person signing this Agreement for WavBank is authorized to so sign;

(c) The execution, deliver and performance of this Agreement do not violate or conflict with any law applicable to WavBank, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to WavBank or any of its assets or any contractual restriction binding on or affecting any of WavBank's assets;

NON-EXCLUSIVE PATENT LICENSE AGREEMENT PAGE 4
[FBA040700010Sign1]

(d) All governmental and other consents that are required to have been obtained by WavBank with respect to this Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with;

(e) WavBank's obligations under this Agreement constitute its legal, valid and binding obligations, enforceable against WavBank in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general application, regardless of whether enforcement is sought in a proceeding in equity or at law); and

(f) There is not pending or, to WavBank's knowledge, threatened against WavBank any action, suit or proceeding at law or in equity or before any court, tribunal, governmental body, agency or official or any arbitrator that is likely to affect the legality, validity or enforceability against WavBank of this Agreement or WavBank's ability to perform its obligations under this Agreement.

Section 5. Prosecution of Licensed Patent Applications and Maintenance of Licensed Patents

5.1 Prosecution and Maintenance.

(a) If DigiBio elects not to pursue any Patent in any country, it shall so notify WavBank at least sixty (60) days prior to the expiration of any deadline affecting WavBank's ability to independently pursue patent protection on such Patent in that country.

(b) In the event that DigiBio discontinues prosecution, maintenance or defense of any Patent in any country, DigiBio shall notify WavBank thereof. Such notice shall be provided at least sixty (60) days prior to the expiration of any deadline affecting WavBank's ability to independently pursue patent protection on such Patent in that country.

(c) In the event that DigiBio elects not to pursue patent protection on any Patent in any country, or elects to discontinue prosecution, maintenance, or defense of any Patent in any country, WavBank shall have the right to pursue patent protection on such Patent in such country on its own behalf.

5.2 Action Against Infringers

(a) Each Party shall notify the other Party promptly in writing in the event such Party becomes aware of any third party infringement or threatened infringement of any Patent.

NON-EXCLUSIVE PATENT LICENSE AGREEMENT PAGE 5
[BA0407000010Signi1]

(b) In the event that either Party becomes aware of any third party infringement or threatened infringement of any Patent, DigiBio shall have the first right to enforce any patent or patent application within the Patents against such infringement or threatened infringement. DigiBio may, in its sole judgment and at its own expense, institute suit against any such infringer or alleged infringer and control, settle and defend such suit and recover, for its account, any damages, awards or settlements therefrom. DigiBio shall at all times keep WavBank reasonably informed as to the status of any such enforcement action. WavBank and its directors, officers and employees shall reasonably cooperate and use their best efforts to assist DigiBio in any such litigation, including without limitation by joining in such litigation if requested by DigiBio, and DigiBio shall reimburse WavBank for WavBank's out-of-pocket expenses incurred as a result of such cooperation. If DigiBio elects not to so enforce any patent or patent application within the Patents, then it shall so notify WavBank in writing as soon as practicable but in no event more than sixty (60) days after receipt of notice that an infringement or alleged infringement exists, and WavBank may, in its sole judgment and at its own expense, take steps to enforce any such patent or patent application and control, settle and defend such suit and recover, for its account, any damages, awards or settlements therefrom.

(c) If either Party receives notice of any claim that the use of a Patent infringes the rights of a third party, such Party shall promptly give notice to the other Party. DigiBio shall require all of its affiliates, licensees, lessees and customers to provide notice of such claim of infringement. DigiBio shall have the right to defend, institute, prosecute and control any action brought against it, at its own expense. WavBank and its directors, officers and employees shall, at DigiBio's expense, reasonably cooperate with DigiBio in connection therewith.

Section 6. Limitation of Liability

IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, EXEMPLARY, PUNITIVE, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES ARISING IN ANY WAY OUT OF THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. IN NO EVENT SHALL EITHER PARTY'S LIABILITY HEREUNDER EXCEED THE AGGREGATE OF THE AMOUNTS RECEIVED BY DIGIBIO HEREUNDER.

Section 7. Termination

7.1 Termination for Material Breach. Either Party may terminate this Agreement immediately by providing written notice thereof to the other Party in the event such other Party materially breaches any provision of this Agreement and fails

NON-EXCLUSIVE PATENT LICENSE AGREEMENT
[/BA040700010Signi1]
PAGE 6

to cure such breach within sixty (60) days after receiving notice of such breach from the non-breaching Party.

7.2 **Termination For Failure to Pay.** This Agreement shall, unless otherwise mutually agreed by the Parties in writing, automatically terminate if (a) the payment due pursuant to Section 3.1(a) is not received in Clarmant, France, within seven (7) days after the Effective Date or (b) any other payment due pursuant to Section 3 is not received within thirty (30) days following the due date for such payment, provided that DigiBio has, within ten days following such due date, notified WavBank in writing that the applicable payment has failed to have been made.

7.3 **Exclusive Remedy.** Termination of this Agreement pursuant to Section 7.1 shall be the sole and exclusive remedy of the terminating Party, and, except as otherwise set forth in Section 7.3, upon such termination neither Party shall be liable to the other Party for the performance of any obligation under this Agreement arising or relating to the period thereafter.

7.4 **Late Payments.** Any payment not timely made pursuant to this Agreement shall be subject to a late payment fee of one percent (1%) per month or the maximum amount permitted by law, whichever is less.

7.5. **Survival.** Termination or expiration of this Agreement shall not relieve either Party of any obligation arising prior to, or with respect to the period prior to, such termination or expiration. Section 8 shall survive any termination or expiration of this Agreement.

Section 8. Confidentiality

DigiBio agrees, for a period of five (5) years after expiration or termination of this Agreement, to maintain any information disclosed by WavBank in connection with this Agreement in confidence and not to reveal the same to third parties. If DigiBio discloses to any third party the existence of this Agreement, DigiBio shall not disclose the identity of WavBank to such third party without WavBank's prior written consent, which consent shall not be unreasonably withheld; provided, however, that DigiBio shall not be prevented by this section from disclosing the fact that a party to this agreement is a company operating in the state of California. Neither of the Parties shall disclose the terms and conditions of this Agreement to third parties. The obligations under this section shall not apply to any (a) information that is shown by the receiving Party through written documentation to have been lawfully obtained by the receiving Party from a third party (other than in connection with this Agreement) without any obligation of secrecy or confidentiality, (b) information that is shown by the receiving Party through written documentation to have been independently developed by the receiving Party (e.g., without reference to any confidential or

NON-EXCLUSIVE PATENT LICENSE AGREEMENT
[/BA040700010Signi1]
PAGE 7

proprietary information of the disclosing Party), (c) information that has become publicly known and made generally available through no wrongful act of the receiving Party, (d) disclosure with the prior written consent of the disclosing Party, and DigiBio hereby consents to the disclosure by WavBank to industry analysts, investors and advisors of the Results, or (e) information that is required by law or regulation to be disclosed, provided that the receiving Party gives the other Party prompt written notice of such requirement prior to such disclosure and, at the receiving Party's expense, assistance in obtaining an order protecting the information from public disclosure.

Section 9. Miscellaneous

9.1 Independent Contractors. It is the intention of the Parties that DigiBio and WavBank are, and the Parties shall be deemed to be, independent contractors with respect to the subject matter of this Agreement, and nothing contained in this Agreement shall be interpreted or construed in any manner whatsoever as creating any partnership, joint venture, employment, agency, fiduciary or other similar relationship between DigiBio and WavBank.

9.2 Amendment and Waiver. No amendment to, or waiver of, any provision of this Agreement shall be effective unless in writing and signed by the Party against whom enforcement is sought. The waiver by any Party of any breach or default shall not constitute a waiver of any different or subsequent breach or default.

9.3 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the state of New York, without regard to such state's choice of law principles. The Parties hereby agree that all disputes arising out of this Agreement shall be subject to the exclusive jurisdiction of and venue in the federal and state courts within the Borough of Manhattan, New York.

9.4 Successors and Assigns. All terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party shall transfer or assign any rights or delegate any obligations hereunder, in whole or in part, without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided, that either Party may, without the prior written consent of the other Party, assign this Agreement to any successor by way of merger, consolidation, corporate reorganization or similar transaction or to the acquiror of all or substantially all of such Party's assets. Any purported transfer, assignment or delegation by either Party without the appropriate prior written approval shall be void and of no force or effect.

NON-EXCLUSIVE PATENT LICENSE AGREEMENT PAGE 8
[/BA040700010Signi1]

9.5 Effect of Bankruptcy of DigiBio. All rights and licenses granted under or pursuant to this Agreement by DigiBio to WavBank are, for all purposes of Section 365(n) of Title 11, U.S. Code (the "Bankruptcy Code"), licenses of rights to "intellectual property" as defined in the Bankruptcy Code. The Parties agree that WavBank, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. The Parties further agree that failure by WavBank to elect, pursuant to § 365(n)(1)(B) of the Bankruptcy Code, to expressly retain its rights to the intellectual property encompassed by the license rights granted in this Agreement shall not be construed by the courts as an election by WavBank to treat this Agreement as terminated pursuant to § 365(n)(1)(A) of the Bankruptcy Code. If a Bankruptcy Code case is commenced by or against DigiBio and this Agreement is rejected as provided in the Bankruptcy Code, then DigiBio (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Bankruptcy Code trustee) shall take such steps as are necessary to permit WavBank to exercise its rights under this Agreement. All rights, powers and remedies of WavBank provided under this Section are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, the Bankruptcy Code) in the event of any such commencement of a bankruptcy proceeding by or against DigiBio. WavBank, in addition to the rights, powers and remedies expressly provided herein, shall be entitled to exercise all other such rights and powers and resort to all other such remedies as may now or hereafter exist at law or in equity (including the Bankruptcy Code) in such event.

9.6 Notices. All notices, requests and other communications called for by this Agreement shall be deemed to have been given upon actual receipt if made by prepaid certified mail, facsimile (with electronic confirmation of receipt) or electronic mail (confirmed by concurrent written notice sent via prepaid certified mail or overnight courier, such as Federal Express, for delivery by the next business day), if to DigiBio at the physical and electronic mail addresses set forth on the signature page of this Agreement, and if to WavBank at the physical and electronic mail addresses set forth on the signature page of this Agreement, or to such other addresses as either Party shall specify to the other in writing.

9.7 Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable for any reason, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

9.8 Taxes. DigiBio shall pay the amount of any stamp, registration, documentation or similar tax levied or imposed upon it or in respect of its execution and performance of this Agreement by a jurisdiction in which it is incorporated,

NON-EXCLUSIVE PATENT LICENSE AGREEMENT
[/BA040700010Sign1] PAGE 9

organized, managed and controlled, or considered to have its seat ("Stamp Tax Jurisdiction"), and DigiBio will indemnify WavBank against any such tax levied or imposed on WavBank or in respect of WavBank's execution and performance of this Agreement by any Stamp Tax Jurisdiction. Except as otherwise provided in this Section 9.8, each Party shall pay all taxes (including, without limitation, sales and value added taxes) imposed on it by the government of any jurisdiction in which such Party is doing business in respect of the licenses or rights granted hereunder.

9.9 Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and both of which taken together shall constitute a single instrument. Execution and delivery of this Agreement may be evidenced by facsimile transmission.

9.10 Headings. The section headings used herein are for reference and convenience only and shall not enter into the interpretation or construction of this Agreement.

9.11 Interpretation. This Agreement shall be construed without regard to any presumption or other rule regarding construction against the Party causing this Agreement to be drafted.

[This space intentionally left blank]

NON-EXCLUSIVE PATENT LICENSE AGREEMENT PAGE 10
[BA040700010Signi1]

IN WITNESS WHEREOF, the Parties have caused their respective authorized representatives to enter into this Agreement as of the date first set forth above.

WavBank:

WavBank, Inc.

By: ______________________
John T. Butters
President

Address: WavBank, Inc.
P. O. Box 2726
Del Mar, CA 92014

Fax: (419) 828-1341

Email: JohnB@wavbank.com

DigiBio:

DigiBio S.A.

By: ______________________

Name: _J. Benveniste_____________

Title: MD, President, CEO

Address: DigiBio S.A.
34 Avenue des Champs-Elysees
75008 Paris, France

Fax: (+33) 1 46 31 02 77

Email: jwel@free.fr

NON-EXCLUSIVE PATENT LICENSE AGREEMENT
[:BA040700010Signi1]
PAGE 11

Appendix A
to
Non-Exclusive Patent License Agreement

Patents

INPI Demande de brevet Dépôt Ref Date	 Publication Ref Date	 Délivrance	OMPI Demande PCT Ref Date	 Publi. Int. Ref Date US Patent US Pat. date	 Brev Européen	Intitulés
1 Transmission des signaux FR 93/00612 21/01/1993			PCT/FR94/00079 21/01/1994	WO 94/17406 04/08/1994	94/905145.2	Procédé et dispositif de transmission sous forme de signal l'activité biologique d'une matière porteuse à une autre matière porteuse, et le traitement d'un tel signal, et produit obtenu avec un tel procédé.
2 Agglutinogène FR 98/04924 20/04/1998	2777656 22/10/1999	16/06/2000	PCT/FR99/00915 19/04/1999	WO 99/54731 28/10/1999	99/914611.1 Publi 1073900	Procédé d'amplification de la formation de complexes ligands-récepteurs et ses utilisations
3 Agitation FR 98/08581 01/07/1998	2780651 07/01/2000	02/09/2001	PCT/FR99/00908 16/04/1999 16/4/2001: Dépôt USA 09/720,634	WO 00/01412 13/01/2000	99 914 607.9	Procédé pour activer une solution inactive et à très faible concentration d'une substance déterminée biologique et/ou chimique dans un solvant.
4 Production de signaux FR 98/12058	2783605		PCT/FR99/02270	WO 00/17638	99/946n227.8	Procédé, système et dispositif pour produire à partir d'une substance des signaux notamment des signaux électriques, caractéristiques de l'activité biologique et/ou chimiques de ladite substance.

NON-EXCLUSIVE PATENT LICENSE AGREEMENT
[/BA040700010Signi1]

PAGE 12

23/09/1998	24/03/2000		23/09/1999	30/03/2000 US6541978 B1 18/07/2001	Publi 1116025 juin-01	Method, system and device for producing signals from a substance biological and/or biological activity.
5 Héparine FR 99/02329 22/02/1999	(priorité Br4) 2783606 24/03/2000	24/11/2000	PCT/FR99/02269 23/09/1999	WO 00/17637 30/03/2000 US 09/787,581	99/946 226.0 Publi 1116 024 juin-01	Procédé et système pour produire une substance ou un signal ayant un effet coagulant ou anticoagulant. Applications thérapeutiques de ladite substance ou dudit signal.
6 Blindage FR 00/09169 12/07/2000	2811591 18/01/2002		PCT/FR01/02172 05/07/2001	WO 02/04067 17/01/2002	01 984 149-3 publi 1 322 378 mai-03	Procédé et dispositif pour éviter l'altération d'une substance ayant des activités biologiques
7 Diagnostic FR 00/09172 12/07/2000	2811763 18/01/2002		PCT/FR01/02170 05/07/2001	WO 02/04958 17/01/2002		Procédé et système pour diagnostiquer les altérations potentielles d'une substance ayant des activités biologiques

NON-EXCLUSIVE PATENT LICENSE AGREEMENT
[/BA040700010Signi1]
PAGE 13